UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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HERTZ GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of
Annual Meeting
of Stockholders
and Proxy
Statement

May 17, 2007

Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, NJ 07656

April 12, 2007

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders to be held at 10:30 a.m. (Park Ridge time) on Thursday, May 17, 2007, at the Park Ridge Marriott Hotel, 300 Brae Boulevard, Park Ridge, New Jersey  07656. Enclosed with this proxy statement are your proxy card and the 2006 annual report to stockholders.

Your vote is important. Whether you plan to attend the annual meeting or not, you may vote by signing, dating and returning the enclosed proxy card in the envelope provided. If you attend the annual meeting, you may vote in person.

Registration and seating will begin at 10:00 a.m. Each stockholder will be asked to sign an admittance card and may be asked to present valid picture identification. Stockholders holding stock in brokerage accounts will need to bring a copy of a brokerage statement reflecting stock ownership as of the April 2, 2007 record date. Cameras and recording devices will not be permitted at the meeting.

Sincerely,

Mark P. Frissora Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF HERTZ GLOBAL HOLDINGS, INC.

Time:	10:30 a.m. (Park Ridge time), Thursday, May 17, 2007
Place:	Park Ridge Marriott Hotel, 300 Brae Boulevard, Park Ridge, New Jersey 07656
Proposals:	1. The election of directors;
2. The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2007; and
3. The transaction of any other business that may properly be brought before the annual meeting.
Who Can Vote:	Only holders of record of the Corporation’s common shares at the close of business on April 2, 2007 will be entitled to vote at the meeting.
Date of Mailing:	This proxy statement and accompanying materials are first being mailed to stockholders on April 12, 2007.

Harold E. Rolfe
Senior Vice President, General Counsel
and Secretary
Park Ridge, New Jersey
April 12, 2007

IMPORTANT INFORMATION ABOUT ANNUAL
MEETING AND PROXY PROCEDURES

The Board of Directors of Hertz Global Holdings, Inc. is soliciting proxies to be used at the annual meeting of stockholders to be held on Thursday, May 17, 2007, beginning at 10:30 a.m. (Park Ridge time) at the Park Ridge Marriott Hotel, 300 Brae Boulevard, Park Ridge, New Jersey  07656. This proxy statement and the accompanying materials are being mailed to stockholders beginning April 12, 2007.

Unless the context otherwise requires, in this Proxy Statement (i) the “Corporation” means Hertz Global Holdings, Inc., our top level holding company, (ii) ”Hertz” means The Hertz Corporation, our primary operating company and a direct wholly owned subsidiary of Hertz Investors, Inc., which is wholly owned by the Corporation, (iii) ”we,” “us” and “our” mean the Corporation and its consolidated subsidiaries, including Hertz, (iv) ”our Board” means the Board of Directors of the Corporation and (v) ”our common stock” means the common stock of the Corporation.

The Purpose of the Annual Meeting

At the annual meeting, stockholders will act upon the matters set forth in the notice of meeting, including the election of directors and the ratification of the selection of the Corporation’s independent registered public accounting firm. The Corporation’s senior management will also present information about the Corporation’s performance during 2006 and will answer questions from stockholders.

Stockholders Entitled to Vote at the Annual Meeting

Our Board has established the record date for the annual meeting as April 2, 2007. Only holders of record of the Corporation’s common stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting. On April 2, 2007, the Corporation had 320,621,080 shares of common stock outstanding.

Voting Procedures; Quorum

If you are a stockholder of record, you can vote your shares at the annual meeting by attending the meeting and completing a ballot or by dating, signing and completing the proxy card and returning it without delay in the enclosed envelope, which requires no postage stamp if mailed in the United States.

The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker, holding shares in “street name” for a beneficial owner, does not vote on a particular proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.

Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors.

The Corporation’s by-laws provide that the affirmative vote of the holders of a majority of the shares of common stock entitled to vote at the annual meeting, present in person or by proxy, is required both for the election of directors and for the ratification of the appointment of our independent public accounting firm. You may vote for all the director nominees, withhold authority to vote for one or more director nominees or abstain from voting on one or more director nominees. With respect to the ratification of our independent public accounting firm, you may vote for or against the proposal, or abstain from voting on the proposal. If you abstain from voting for a director nominee or for the ratification of the appointment of our independent public accounting firm, your abstention will have the same effect as a vote against that director nominee or proposal because abstentions are treated as present and entitled to vote for purposes of determining the number of shares entitled to vote on the proposal in question, but do not contribute to the affirmative votes required to elect the director nominee or approve the proposal, as the case may be. Broker non-votes with respect to a director nominee or the proposal to ratify the appointment of our independent registered public accounting firm will have no effect on the outcome of the vote because a broker non-vote will count neither as a vote for nor as a vote against the director nominee or proposal, as the case may be.

If you are a stockholder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Please note that because the New York Stock Exchange rules currently view uncontested director elections and the ratification of independent public accounting firms as routine matters, your broker is permitted to vote on the proposals presented in this proxy statement if it does not receive instructions from you.

Revocation of Proxies

You may revoke your proxy before it is voted at the annual meeting by delivering a signed revocation letter to Harold E. Rolfe, Senior Vice President, General Counsel and Secretary, or by submitting a new proxy, dated later than your first proxy, in the way described above under “Voting Procedures.”  If you are attending in person and have previously mailed your proxy card, you may revoke your proxy and vote in person at the meeting. If you are a stockholder of shares held in street name by your broker and you have directed your broker to vote your shares, you should instruct your broker to change your vote.

Solicitation of Proxies

Proxies may be solicited on behalf of our Board by mail, telephone, other electronic means or in person, and Hertz will pay the solicitation costs on behalf of the Corporation. Copies of proxy materials and of our annual report to stockholders for 2006 will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and Hertz will reimburse those record holders for their reasonable expenses on behalf of the Corporation. Georgeson Inc. has been retained by Hertz to facilitate the distribution of proxy materials at a fee of $1,175 plus distribution costs and other costs and expenses.

Additional Information

The Corporation’s annual report to stockholders contains the Corporation’s Annual Report on Form 10-K for 2006, which is filed with the Securities and Exchange Commission and may be obtained via a link posted on the “About Hertz—Investor Relations—Corporate Governance” portion of our website, www.hertz.com. Additional copies of the Annual Report on Form 10-K, or any exhibits thereto that are not included in the Corporation’s annual report to stockholders, may be obtained in a reasonable time without charge upon written request to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey  07656-0713, Attention:  Corporate Secretary.

ELECTION OF DIRECTORS

Board Structure

The Corporation currently has twelve directors divided into three classes:  four in Class I, four in Class II and four in Class III. The terms of office of the four Class I directors expire at the 2007 annual meeting of stockholders.

Class I Election

The four nominees for election as Class I directors are listed below. If elected, the nominees for election as Class I directors will serve for a term of three years and until their successors are elected and qualify. Unless a proxy card contains instructions to vote differently, signed, returned proxies will be voted FOR the election of such nominees. If for any reason any nominee cannot or will not serve as a director, such proxies may be voted for the election of a substitute nominee designated by our Board.

Class I Nominees

A nominee must receive the vote of a majority of the shares entitled to vote at the annual meeting represented either in person or by proxy at the annual meeting to be elected. The Class I Nominees are as follows:

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Barry H. Beracha (Class I)

Mr. Beracha has served as a director of the Corporation and Hertz since November 2006. He most recently served as Executive Vice President of Sara Lee Corp. and Chief Executive Officer of the Sara Lee Bakery Group, which was created when Sara Lee acquired The Earthgrains Company in 2001. Mr. Beracha retired from Sara Lee in June 2003. He also served as Chairman and CEO of The Earthgrains Company, which was spun off from Anheuser Busch in 1996. In 1967, Mr. Beracha joined Anheuser Busch Companies, Inc., and held various management positions of increasing responsibility within the company until the spin-off of Earthgrains in March 1996, prior to which he held the title of Vice President and Group Executive of Anheuser Busch Companies. Mr. Beracha serves on the Board of Directors of Pepsi Bottling Group, where he is the Non-Executive Chairman of the Board and is a member of the Compensation and Management Committee and of the Audit and Affiliated Transactions Committee, which he chaired prior to becoming the Non-Executive Chairman of the Board in March 2007. Mr. Beracha retired from the Board of Directors of McCormick & Co., where he served as Chairman of the Compensation Committee, in March 2007. Since December 2005, he has served as Chairman of the Board of Trustees of St. Louis University. Mr. Beracha is 65 years old.

2006

Nominee	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Brian A. Bernasek (Class I)	Mr. Bernasek has served as a director of the Corporation and Hertz since December 2006. Mr. Bernasek is a Principal of The Carlyle Group, or “Carlyle,” which he joined in 2000. Prior to that time, he held positions with Investcorp International, a private equity firm, and Morgan Stanley & Co., in its Investment Banking Division. Mr. Bernasek serves on the Board of Directors of AxleTech International Holdings, Inc. Mr. Bernasek is 34 years old.	2007
Robert F. End (Class I)

Mr. End has served as a director of the Corporation and Hertz since December 2005. Since rejoining Merrill Lynch in 2004, Mr. End has been a Managing Director in the Merrill Lynch Global Private Equity Division, or “MLGPE”, where he serves as Co-Head of the U.S. Region, and a Managing Director in Merrill Lynch Global Partners, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund. Previously, Mr. End was a founding Partner and Director of Stonington Partners Inc., a private equity firm established in 1994. Prior to leaving Merrill Lynch in 1994, Mr. End was a Managing Director of Merrill Lynch Capital Partners, the firm’s private equity group. Mr. End joined Merrill Lynch in 1986 and worked in the Investment Banking Division before joining the private equity group in 1989. Mr. End is a director of NPC International, Inc. and several private companies. Mr. End is 51 years old.

		2005
George W. Tamke (Class I)

Mr. Tamke has served as Lead Director of the Corporation and Hertz since July 2006. Mr. Tamke served as the Chairman of the Board of Directors of the Corporation and Hertz from December 2005 until July 2006. Mr. Tamke is an operating principal with Clayton, Dubilier & Rice, Inc., or “CD&R.” Prior to joining CD&R in 2000, he was an executive at Emerson Electric Co., a manufacturer of electrical and electronic equipment, serving as President and Chief Operating Officer from 1997 to 1999 and as Vice Chairman and Co-Chief Executive Officer from 1999 to February 2000. He has served as a director of Target Corporation since June 1999 and as Chairman of Culligan Ltd. since October 2004 and was previously Chairman and Chief Executive Officer of Kinko’s, Inc. Mr. Tamke is 59 years old.

		2005

The Board of Directors recommends a vote FOR
 all of the Class I nominees.

Continuing Directors

The eight directors whose terms will continue after the annual meeting and will expire at the 2008 annual meeting (Class II) or the 2009 annual meeting (Class III) are listed below.

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Michael J. Durham (Class II)

Mr. Durham has served as a director of the Corporation and Hertz since November 2006. Mr. Durham served as Director, President and Chief Executive Officer of Sabre, Inc., a NYSE-listed company providing information technology services to the travel industry, from October 1996, the date of Sabre, Inc.’s initial public offering, until October 1999. From March 1995 until July 1996, when Sabre was a subsidiary of AMR Corporation, he served as Sabre’s President. Prior to his joining Sabre, Mr. Durham spent 16 years with American Airlines, serving as the Senior Vice President and Treasurer of AMR Corporation and Senior Vice President of Finance and Chief Financial Officer of American Airlines from October 1989 until he assumed the position of President of Sabre in March of 1995. Mr. Durham currently serves as non-executive Chairman of the Board of Asbury Automotive Group, a NYSE-listed company in the automotive retailing industry, as the chairman of the audit committee and board member of AGL Resources, a NYSE-listed company in the natural gas industry, as a board member and member of the audit committee of Acxiom Corporation, a public company listed on the NASDAQ, and as a board member and a member of the audit committee of Bombardier, a Canadian company listed on the Toronto Exchange. Mr. Durham also serves as a member of either the Boards of Directors or the Advisory Boards of a number of privately held corporations. Mr. Durham is 56 years old.

2006

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Mark P. Frissora (Class II)

Mr. Frissora has served as the Chief Executive Officer and a director of the Corporation and Hertz since July 2006 and became Chairman of the Boards of Directors of the Corporation and of Hertz in January 2007. Prior to joining the Corporation and Hertz, Mr. Frissora served as Chief Executive Officer of Tenneco Inc. from November 1999 to July 2006 and as President of the automotive operations of Tenneco from April 1999 to July 2006. He also served as the Chairman of Tenneco from March 2000 to July 2006. From 1996 to April 1999, he held various positions within Tenneco’s automotive operations, including Senior Vice President and General Manager of the worldwide original equipment business. Previously Mr. Frissora served as a Vice President of Aeroquip Vickers Corporation from 1991 to 1996. In the 15 years prior to joining Aeroquip Vickers, he served for 10 years with General Electric and five years with Philips Lighting Company in management roles focusing on product development and marketing. He is a director of NCR Corporation, where he serves on its compensation committee. Mr. Frissora is 51 years old.

		2006
David H. Wasserman (Class II)	Mr. Wasserman has served as a director of the Corporation since August 2005 and of Hertz since December 2005. Mr. Wasserman is a financial principal of CD&R, which he joined in 1998. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Principal Investment Area. He has also been employed by Fidelity Capital and as a management consultant. Mr. Wasserman serves on the Board of Directors of Culligan Ltd., Covansys Corporation and ICO Global Communications and formerly served as a director of Kinko’s, Inc. Mr. Wasserman is 40 years old.	2005

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
Henry C. Wolf (Class II)

Mr. Wolf has served as a director of the Corporation and Hertz since November 2006. Mr. Wolf has served as Chief Financial Officer for Norfolk Southern Corporation since 1993. Mr. Wolf has held the title of Vice Chairman and Chief Financial Officer of Norfolk Southern since 1998. From 1993 until 1998, he served as Executive Vice President of Finance of Norfolk Southern. He served as Norfolk Southern’s Vice President of Taxation from 1991 until 1993, Assistant Vice President of Tax Counsel from 1984 until 1990, Senior Tax Counsel from 1983 until 1984, General Tax Attorney from 1976 until 1983 and Senior Tax Attorney from 1973 until 1976. Mr. Wolf is a director of AGL Resources, Inc., a NYSE-listed company in the natural gas industry, as well as a member of their audit committee. He is also a director of Shenandoah Life Insurance Company. In addition, Mr. Wolf serves as Vice Rector of the Board of Visitors of the College of William and Mary, and as a Member of the Board of Trustees of the Colonial Williamsburg Foundation. Mr. Wolf is 64 years old.

2006
Carl T. Berquist (Class III)

Mr. Berquist has served as a director of the Corporation and Hertz since November 2006. Mr. Berquist joined Marriott International, Inc. in December 2002 as Executive Vice President, Financial Reporting and Enterprise Risk Management. He also serves as Chief Accounting Officer of Marriott International. Prior to joining Marriott, Mr. Berquist was a partner at Arthur Andersen LLP. During his 28-year career with Arthur Andersen, Mr. Berquist held numerous leadership positions covering the management of the business as well as various operational roles, including managing partner of the worldwide real-estate and hospitality practice. His last position was managing partner of the mid-Atlantic region which included five offices from Philadelphia, Pennsylvania to Richmond, Virginia. Mr. Berquist is a board member of Eberle Communications Group, a privately held fundraising company, and Avendra LLC, a privately held procurement company. Mr. Berquist is 56 years old.

2006

Director	Age, Principal Occupation, Business Experience and Other Directorships Held	Director Since
George A. Bitar (Class III)

Mr. Bitar has served as a director of the Corporation and Hertz since December 2005. Mr. Bitar is a Managing Director of MLGPE, where he serves as Co-Head of the U.S. Region, and a Managing Director in Merrill Lynch Global Partners, Inc., the Manager of ML Global Private Equity Fund, L.P., a proprietary private equity fund. Prior to joining the Global Private Equity Division, Mr. Bitar was a Vice President in the High Yield Finance and Restructuring Group of Merrill Lynch, where he worked for four years. Mr. Bitar joined Merrill Lynch in 1991. He also sits on the Board of Directors of Hospital Corporation of America, Inc. and several private companies. Mr. Bitar is 42 years old.

		2005
Gregory S. Ledford (Class III)

Mr. Ledford has served as a director of the Corporation since September 2005 and of Hertz since December 2005. Mr. Ledford is a Managing Director of The Carlyle Group. Mr. Ledford joined Carlyle in 1988 and is currently head of the firm’s Automotive and Transportation practice. He led the firm’s investments in Horizon Lines Holdings Corporation, Grand Vehicle Works Holdings Corporation and Piedmont/Hawthorne Holdings Inc. From 1991 to 1997, he was Chairman and CEO of The Reilly Corp., a former Carlyle portfolio company that was successfully sold in September 1997. Prior to joining Carlyle, Mr. Ledford was Director of Capital Leasing for MCI Communications. Mr. Ledford serves on the Boards of Directors of AxleTech International Holdings, Inc. and United Components Inc. Mr. Ledford is 49 years old.

		2005
Nathan K. Sleeper (Class III)	Mr. Sleeper served as a director of the Corporation from August to September 2005 and has served as a director of the Corporation and Hertz since December 2005. Mr. Sleeper is a financial principal of CD&R, which he joined in 2000. Prior to joining CD&R, he was employed by Goldman, Sachs & Co. in the Investment Banking Area. He has also been employed by Tiger Management. He has served as a director of Culligan Ltd. since October 2004. Mr. Sleeper is 33 years old.	2005

CORPORATE GOVERNANCE AND GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Governance

Our business and affairs are managed under the direction of our Board. The structure of our Board is described above under “Election of Directors—Board Structure.”

Our Board has adopted written corporate governance guidelines. Those guidelines set forth requirements relating to director independence, term limits on non-management directors’ service, simultaneous service on other boards and changes in directors’ principal employment. They establish responsibilities for meeting preparation and participation, the evaluation of our financial performance and strategic planning and the regular conduct of meetings of non-management directors outside the presence of management directors. They also provide for directors to have direct access to our management and employees, as well as to our outside counsel and auditors.

Our Board has also adopted written standards of business conduct applicable to our chief executive and financial officers, our controller and all our other officers and employees worldwide, as well as a written code of ethics applicable to our Board. Copies of our corporate governance guidelines, standards of business conduct and director code of ethics are available without charge on the “About Hertz—Investor Relations—Corporate Governance” portion of our website or upon request in writing to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

Stockholders and other interested parties who wish to contact our directors may send written correspondence, in care of the Corporate Secretary, to Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.

Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by management and then distributed either in summary form or by delivering a copy of the communication. Communications will be distributed to the director, or group of directors, to whom they are addressed. With respect to other correspondence received by the Corporation that is addressed to one or more directors, the Board has requested that the following items not be distributed to directors, because they generally fall into the purview of management, rather than the Board: junk mail and mass mailings, product and services complaints, product and services inquiries, resumes and other forms of job inquiries, solicitations for charitable donations, surveys, business solicitations and advertisements.

Board Independence

Investment funds associated with or designated by CD&R, Carlyle and MLGPE collectively own over 50% of our outstanding common stock. Because these stockholders are parties to a voting agreement, they are considered a “group” and we are therefore considered a “controlled company,” within the meaning of New York Stock Exchange, or “NYSE,” rules. As a result, we rely on exemptions from the requirements of having a majority of independent directors, a fully independent nominating/corporate governance committee, a fully independent compensation committee and other requirements prescribed for such committees by the NYSE. For a description of the Stockholders’ Agreement to which these stockholders are a party, see “Certain Relationships and Related Party Transactions.”

Our Board has determined that each member of our Audit Committee is “independent” as defined in the federal securities laws and NYSE rules. The standards for determining director independence are specified in Annex A to our corporate governance guidelines. See “Board Governance”. In view of our status as a controlled company under NYSE rules, our Board has not made a determination of independence with respect to any of our directors not serving on our Audit Committee.

In considering the independence of Messrs. Berquist and Wolf, our Board took into consideration certain relationships between their respective employers and us.

Mr. Berquist is Executive Vice President, Financial Reporting and Enterprise Risk Management for Marriott International, Inc. Hertz and Marriott are parties to a Global Master Concession and Joint Marketing Agreement which provides, among other things, for (i) Marriott to grant Hertz concessions at certain of its hotels, (ii) Marriott Rewards participants to earn points from Hertz car rentals, (iii) Marriott customers are given the opportunity to be referred to Hertz to reserve rental cars in connection with telephone or Internet contacts made with Marriott, and (iv) Hertz customers are given the opportunity to be referred to Marriott to make hotel reservations in connection with Internet contacts made with Hertz. Payments by Hertz to Marriott under this agreement did not exceed 0.1% of Marriott’s gross revenues in any of the last three fiscal years. Most of the payments to Marriott are passed through to third party owners of hotels which are managed or franchised by Marriott. Payments by Marriott to Hertz under this agreement were negligible. In addition, Marriott is a corporate customer of Hertz’s car rental operations. Pursuant to this arrangement, Marriott employees rent cars from Hertz from time to time. Payments by Marriott to Hertz pursuant to this arrangement were less than 0.1% of Marriott’s gross revenues for each of the last three fiscal years. Mr. Berquist reported that he does not have, and has never had, responsibility for any commercial relationships between Hertz and Marriott.

Mr. Wolf is Vice Chairman and Chief Financial Officer of Norfolk Southern Corporation. Hertz’s U.S. equipment rental subsidiary, Hertz Equipment Rental Corporation, or “HERC,” has an equipment rental relationship with Norfolk Southern through the Rail Market Place. Payments by Norfolk Southern to HERC under that program did not exceed 0.1% of Norfolk Southern’s revenues in any of the last three fiscal years. Car rental revenues paid by Norfolk Southern to Hertz and its licenses which participate in Hertz’s dividend program also did not exceed 0.1% of Norfolk Southern’s revenues in any of the last three fiscal years. Mr. Wolf reported that he does not have, and has never had, responsibility for any commercial relationships between Norfolk Southern and Hertz or HERC.

Board Meetings

During the year 2006, our Board held seven meetings. Each of our directors attended 75% or more of the aggregate of the total number of meetings of our Board held during the period in which he was a director and the total number of meetings held by all Board committees on which he served during the periods that he served.

We do not have a policy with regard to directors’ attendance at annual meetings of security holders. The 2007 annual meeting will be the first annual meeting of our security holders since we became a public company.

Board Committees

Our Board has three standing committees—Audit, Compensation and Executive and Governance. Their composition and roles are discussed below.

The Audit Committee

Our Audit Committee consists of Messrs. Barry H. Beracha (Chair), Carl T. Berquist, Michael J. Durham and Henry C. Wolf. Our Board has designated each of the four members of our Audit Committee “audit committee financial experts” and each has been determined to be “financially literate” under NYSE rules. Prior to the Corporation’s initial public offering, our Audit Committee consisted of Messrs. Nathan K. Sleeper, Gregory S. Ledford and George A. Bitar.

Our Audit Committee held eleven meetings in 2006.

Our Audit Committee has a written charter. Under it, our Audit Committee assists our Board in fulfilling its oversight responsibilities by overseeing and monitoring our accounting, financial and external reporting policies and practices; the integrity of our financial statements; the independence, qualifications and performance of our independent auditor; the performance of our internal audit function; the management information services and operational policies and practices that affect our internal control; our compliance with legal and regulatory requirements and our standards of business conduct and ethics; and the preparation of our Audit Committee’s report included in our proxy statements. In discharging its duties, our Audit Committee has the authority to retain independent legal, accounting and other advisors.

The charter for our Audit Committee is available without charge on the “About Hertz—Investor Relations—Corporate Governance” portion of the Corporation’s website, www.hertz.com, or to any stockholder, upon request in writing to The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

The Compensation Committee

Our Compensation Committee consists of Messrs. David H. Wasserman (Chair), Brian A. Bernasek and Robert F. End. Mr. Gregory S. Ledford also served as a member of our Compensation Committee from the date of the Corporation’s initial public offering through December 21, 2006. Prior to the Corporation’s initial public offering, our former director Mr. William E. Conway, Jr. also served on our Compensation Committee.

Our Compensation Committee held four meetings in 2006.

Our Compensation Committee has a written charter. Under it, our Compensation Committee oversees our compensation and benefit policies generally; evaluates the performance of our chief executive officer as it relates to all elements of compensation, as well as the performance of our senior management group; approves and recommends to our Board all compensation plans for other members of our senior management group; approves the short-term compensation of our senior management group (subject, in the case of our chief executive officer, to the approval of our Board); approves and authorizes grants to our senior management group under our incentive plans; prepares reports on executive compensation required for inclusion in our proxy statements; and reviews our management succession plan. The Compensation Committee is permitted to delegate its responsibilities to subcommittees as it deems appropriate.

The charter for our Compensation Committee is available without charge on the “About Hertz—Investor Relations—Corporate Governance” portion of the Corporation’s website, www.hertz.com, or to any stockholder, upon request in writing to The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

The Executive and Governance Committee

Our Executive and Governance Committee consists of Messrs. George W. Tamke (Chair), Robert F. End, Mark P. Frissora and Gregory S. Ledford. Our former director Mr. William E. Conway, Jr. and our former Chairman of the Board, Mr. Craig R. Koch, also served on our Executive and Governance Committee during 2006.

Our Executive and Governance Committee did not meet in 2006.

Our Executive and Governance Committee has a written charter. Under it, our Executive and Governance Committee may exercise the full powers and prerogatives of our Board and take any action our Board could take, subject to specified limitations; assists our Board in determining the skills and qualities of individuals recommended for membership on our Board; reviews the composition of our Board and its committees; reviews and evaluates directors for re-nomination and reappointment to committees; and reviews and assesses the adequacy of our corporate governance guidelines and codes of business ethics and conduct.

The Corporation is subject to an amended and restated stockholders’ agreement, or the “Stockholders’ Agreement,” with the investment funds associated with or designated by CD&R, Carlyle and MLGPE or, collectively, the “Sponsors,” that currently hold the majority of our outstanding common stock. The Stockholders Agreement gives CD&R the right to designate three nominees for election to the Board of Directors, and each of the other Sponsors has the right to designate two nominees for election to the Board of Directors. Each stockholder that is a party to the Stockholders’ Agreement is required to take all necessary action to cause the nominees of the other Sponsors to be elected, which actions include recommending the nominees of the other Sponsors to our Board for inclusion in the slate of nominees recommended by the Board to stockholders for election. The Stockholders’ Agreement also requires that a director designated by each of the Sponsors has a seat on our Executive and Governance Committee. Please see “Certain Relationships and Related Party Transactions” for more information on the Stockholders’ Agreement.

Except as described above, there is no difference in the manner in which the Executive and Governance Committee evaluates a nominee for director recommended by a stockholder.

The charter for our Executive and Governance Committee is available without charge on the “About Hertz—Investor Relations—Corporate Governance” portion of the Corporation’s website, www.hertz.com, or to any stockholder, upon request in writing to The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

Board Compensation

Our directors who are not also our employees will each receive a $150,000 annual retainer fee, of which 40% (i.e., $60,000) will be payable in cash and 60% (i.e., $90,000) will be payable in the form of stock options granted under the Hertz Global Holdings, Inc. Director Stock Incentive Plan, or the “Director Stock Incentive Plan,” described below, and having a Black-Scholes value equal to such dollar amount. The chairperson of our Audit Committee will be paid an additional annual cash fee of $25,000 and each other member of our Audit Committee will be paid an additional annual cash fee of $10,000. The chairperson of our Compensation Committee will be paid an additional annual cash fee of $15,000 and each other member of our Compensation Committee will receive an additional annual cash fee of $10,000. Stock options will be granted annually in arrears, and cash fees will be payable quarterly in arrears, although a director may elect to receive in lieu of cash fees, shares of our common stock having the same value as such fees pursuant to the Director Stock Incentive Plan, described below. We will also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors will be entitled to free worldwide Hertz car rentals upon completion of evaluation forms. In the case of a member of our Board who is also one of our employees, no additional compensation will be paid for serving as a director. Each of our directors who is employed by or affiliated with one of the Sponsors may assign all or any portion of the compensation the director would receive for his services as a director to that Sponsor or its affiliates.

For services rendered during the year ended December 31, 2006, our directors received the following:

2006 Director Compensation Table

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards	Option Awards(1)	Non-equity incentive plan compensation	Change in pension value and non- qualified deferred compensation earnings	All other compensation	Total
	($)	($)	($)	($)	($)	($)	($)
Barry Beracha	9,541		10,103				19,644
Brian Bernasek(3)(4)	2,108		2,710				4,819
Carl Berquist(3)	7,858		10,103				17,960
George Bitar(5)	6,735		10,103				16,838
William Conway(4)(5)	5,092		7,639				12,731
Michael Durham	7,858		10,103				17,960
Robert End(5)	7,858		10,103				17,960
Gregory Ledford(3)	7,578		10,103				17,680
Nathan Sleeper(5)	6,735		10,103				16,838
George Tamke(5)	6,735		10,103				16,838
David Wasserman(5)	8,419		10,103				18,522
Henry Wolf	7,858		10,103				17,960

(1)             All compensation is for services rendered as directors. Compensation was pro-rated for time served from November 21, 2006 to December 31, 2006 and was paid following year-end.

(2)             Under the terms of the Director Stock Incentive Plan, certain directors elected in advance to receive fees that would otherwise be payable in cash in the form of shares. Certain directors also elected to defer receipt of the cash portion of the fee. Any fee that a director elected to defer was credited to the director’s stock account and was deemed to be invested in a number of shares of Phantom Stock equal to the number of shares that would otherwise have been delivered.

(3)             Elected to defer receipt of the cash portion of their fees and instead receive Phantom Stock equal to the number of shares of Hertz Holdings common stock equal to the deferred fees.

(4)             Mr. Conway resigned from the Board of Directors effective December 21, 2006, at which time Mr. Bernasek was elected to fill Mr. Conway’s unexpired term.

(5)             Elected to receive fees that would otherwise be payable in cash in the form of shares.

Director Stock Incentive Plan

On October 12, 2006, our Board approved the Director Stock Incentive Plan. Our stockholders approved the Director Stock Incentive Plan on October 20, 2006. The Director Stock Incentive Plan provides for the grant of shares of our common stock, options to purchase shares of our common stock and “phantom shares,” which are the right to receive shares of our common stock at a specified point in the future. A maximum of 3,500,000 shares are reserved for issuance under the Director Stock Incentive Plan.

Options granted under the Director Stock Incentive Plan must be granted at an exercise price not less than fair market value of such shares on the date of grant. Options granted as part of a director’s annual retainer fee will be fully vested at the time of grant and will generally have a 10-year term.

As noted above, a director may generally elect to receive all or a portion of fees that would otherwise be payable in cash in the form of shares of our common stock having a fair market value at such time equal to the amount of such fees. Any such shares will be paid to the director when cash fees would otherwise be payable, although, if a director so chooses, these shares may be payable on a tax-deferred basis in phantom shares if the requirements regarding such deferral are met in accordance with applicable tax law, in which case the actual shares of our common stock will be paid to the director promptly following the date on which he or she ceases to serve as a director (or, if earlier, upon a change in control, as defined in the Director Stock Incentive Plan).

A director will recognize ordinary income upon exercising options granted under the Director Stock Incentive Plan in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price, and we will have a corresponding tax deduction at that time. In the case of shares issued in lieu of cash fees, a director who is an individual will generally recognize ordinary income equal to the fair market value of such shares on the date such shares are paid to the director and the Corporation will have a corresponding tax deduction at that time.

* * * * *

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The following people served on our compensation committee during the year 2006: David H. Wasserman (Chair), Brian A. Bernasek, Robert F. End and Gregory S. Ledford (who is no longer a member of the committee). None of these individuals (a) served as an officer or employee of the Corporation during 2006 or (b) was formerly an officer of the Corporation, with the exception of Mr. Wasserman, who served as President of CCMG Holdings, Inc. (which subsequently changed its name to Hertz Global Holdings, Inc.) prior to the completion of the acquisition by an indirect, wholly owned subsidiary of the Corporation of all of Hertz’s common stock from Ford Holdings LLC in December 2005, or the “Acquisition.”  Messrs. Wasserman, Bernasek, End and Ledford also served as executives of Clayton, Dubilier & Rice, Inc., The Carlyle Group, Merrill Lynch & Co., Inc. and The Carlyle Group, respectively. For information regarding relationships among the Corporation and Clayton, Dubilier & Rice, Inc., Merrill Lynch & Co., Inc. and The Carlyle Group and related entities, see “Certain Relationships and Related Party Transactions.”

During the year 2006, none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee; none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee; and none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND OFFICERS

The following table sets forth information as of April 2, 2007 with respect to the ownership of the common stock of the Corporation by:

•       each person known to own beneficially more than 5% of the common stock of the Corporation;

•       each of the directors of the Corporation;

•       each of the executive officers named in the Summary Compensation Table below;

•       all of the Corporation’s executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of U.S. Securities and Exchange Commission, or “SEC,” regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the Corporation’s knowledge, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Hertz Global Holdings, Inc., 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
Clayton, Dubilier & Rice Fund VII, L.P. and related funds(1)(2)	77,500,000	24.17%
Carlyle Partners IV, L.P. and related funds(2)(3)	76,500,000	23.86%
ML Global Private Equity Fund, L.P. and related funds(4)(5)(6)	75,502,928	23.55%
CMC-Hertz Partners, L.P.(7)	25,000,000	7.80%
FMR Corp. and related entities(8)	18,614,700	5.81%
Craig R. Koch	50,000	*
George W. Tamke(9)	—	*
Mark P. Frissora(10)	1,056,938	*
Nathan K. Sleeper(9)	—	*
David H. Wasserman(9)	—	*
Brian A. Bernasek(4)(11)(12)(13)	401.2	*
Gregory S. Ledford(4)(11)(12)(13)	1,480.7	*
George A. Bitar(14)	—	*
Robert F. End(14)	—	*
Barry H. Beracha(4)(13)	31,045	*
Carl T. Berquist(4)(13)	4,496.8	*
Michael J. Durham(4)(13)	20,045	*
Henry C. Wolf(4)(13)	6,045	*
Joseph R. Nothwang(13)	290,000	*
Paul J. Siracusa(13)(15)	280,000	*
Michel Taride(13)	210,000	*
Gerald A. Plescia(13)	206,000	*
All directors and executive officers as a group (21 persons)(12)(13)(16)	2,383,451.7	*

                  * Less than 1%

          (1) Represents shares held by the following group of investment funds associated with or designated by Clayton, Dubilier & Rice, Inc.: (i) 49,651,532 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; (ii) 27,520,000 shares of common stock held by CDR CCMG Co-Investor L.P., whose general partner is CDR CCMG Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and (iii) 328,468 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a three person board of directors, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. Joseph L. Rice, III, Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with Clayton, Dubilier & Rice, Inc. Such persons disclaim such beneficial ownership. Does not include 1,258 shares of common stock and 3,135 currently exercisable options to purchase common stock issued to Clayton, Dubilier & Rice, Inc., as assignee of compensation payable to Messrs. Tamke, Sleeper and Wasserman under the Corporation’s Director Stock Incentive Plan.

Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as of the shares held by each of CD&R Parallel Fund VII, L.P., CDR CCMG Co-Investor L.P. and the shares and stock options held by Clayton, Dubilier & Rice, Inc. CDR CCMG Co-Investor GP Limited expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P. and CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, Inc., and of the stock options held by Clayton, Dubilier & Rice, Inc. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P., CDR CCMG Co-Investor L.P., and Clayton, Dubilier & Rice, Inc., and of the stock options held by Clayton, Dubilier & Rice, Inc. Clayton, Dubilier & Rice, Inc. expressly disclaims beneficial ownership of the shares held by each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P. and CDR CCMG Co-Investor L.P.

The address for each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Parallel Fund Associates VII, Ltd. is 1403 Foulk Road, Suite 106, Wilmington, DE 19803. The address for CDR CCMG Co-Investor L.P., CDR CCMG Co-Investor GP Limited  and for CD&R Investment Associates VII, Ltd. is c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. The address for Clayton, Dubilier & Rice, Inc. is 375 Park Avenue, 18th Floor, New York, NY 10152.

          (2) Excludes 25,000,000 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. Each of the entities associated with Clayton, Dubilier & Rice, Inc. and with The Carlyle Group expressly disclaims beneficial ownership of shares held by CMC-Hertz Partners, L.P. See Note 7 below.

          (3) Carlyle Partners IV, L.P., CP IV Coinvestment, L.P., CEP II U.S. Investments, L.P. and CEP II Participations S.àr.l. SICAR, which are collectively referred to herein as the Carlyle Funds, are collectively the holders of record of 76,500,000 shares of the common stock of the Corporation, of which Carlyle Partners IV, L.P. holds 63,918,543 shares; CEP II U.S. Investments, L.P. holds 9,622,633 shares; CP IV Coinvestment, L.P. holds 2,581,457 shares; and CEP II Participations S.àr.l. SICAR holds 377,367 shares. TC Group, L.L.C. exercises investment discretion and control over the shares held by each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. through its indirect subsidiary TC Group IV, L.P., which is the sole general partner of each of Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. TCG Holdings, L.L.C. is the managing member of TC Group, L.L.C. TC Group, L.L.C. is the sole managing member of TC Group IV, L.L.C. TC Group IV, L.L.C is the sole general partner of TC Group IV, L.P. TCG Holdings, L.L.C. is managed by a three person managing board, and all board action relating to the voting or disposition of these shares requires approval of a majority of the board. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, as the managing members of TCG Holdings, L.L.C., may be deemed to share beneficial ownership of the shares shown as beneficially owned by TCG Holdings, L.L.C. Such persons disclaim such beneficial ownership.

CEP II Participations S.àr.l. SICAR is wholly owned by Carlyle Europe Partners II, L.P. TCG Holdings Cayman, L.P. exercises investment discretion and control over the shares held by each of CEP II U.S. Investments, L.P. and CEP II Participations S.àr.l. SICAR through its indirect subsidiary CEP II GP, L.P., which is the sole general partner of each of Carlyle Europe Partners II, L.P. and CEP II U.S. Investments, L.P. Carlyle Offshore Partners II, Limited is the general partner of TCG Holdings Cayman, L.P. TCG Holdings Cayman, L.P. is the general partner of TC Group Cayman, L.P. TC Group Cayman, L.P. is the sole shareholder of CEP II Limited. CEP II Limited is the general partner of CEP II GP, L.P. Carlyle Offshore Partners II, Limited has 13 members with no member controlling more than 7.7% of the vote.

The Carlyle Group’s address is 1001 Pennsylvania Avenue, N.W., Suite 220 South, Washington, D.C. 20004.

          (4) Includes director stock options which are currently exercisable. Messrs. Beracha, Bernasek, Berquist, Durham, Ledford and Wolf hold currently exercisable director stock options to purchase 1,045, 280, 1,045, 1,045, 1,045 and 1,045 shares, respectively. As a result of assignments of compensation by Messrs. Bitar and End, ML Global Private Equity Fund, L.P. holds 838 shares of common stock and currently exercisable options to purchase 2,090 shares of common stock.

          (5) Includes 25,000,000 shares held by CMC-Hertz Partners, L.P., which is affiliated with all three of the Sponsors. See Note 7 below.

          (6) Includes shares held of record by the following group of investment funds associated with or designated by Merrill Lynch & Co., Inc.: (i) 41,498,928 shares of common stock held by ML Global Private Equity Fund, L.P. (including 2,090 currently exercisable director stock options and 838 shares of common stock issued to ML Global Private Equity Fund, L.P., as assignee of compensation payable to Messrs. Bitar and End under the Corporation’s Director Stock Incentive Plan, as described in Note 4 above); (ii) 5,000,000 shares of common stock held by Merrill Lynch Ventures L.P. 2001; and (iii) 4,004,000 shares of common stock held by ML Hertz Co-Investor, L.P.

The address of each of the investment funds described in this footnote is c/o Merrill Lynch Global Private Equity, 4 World Financial Center, 23rd Floor, New York, NY 10080.

ML Global Private Equity Partners, L.P., a Cayman Islands exempted limited partnership (“ML Partners”), is the special limited partner of ML Global Private Equity Fund, L.P. The general partner of ML Global Private Equity Fund, L.P. is MLGPE LTD., a Cayman Islands exempted company whose sole shareholder is ML Partners. The investment committee of ML Partners, which is composed of Merrill Lynch GP, Inc., a Delaware corporation, as the general partner of ML Partners, and certain investment professionals who are actively performing services for ML Global Private Equity Fund, L.P., retains decision making power over the disposition and voting of shares of portfolio investments of ML Global Private Equity Fund, L.P. The consent of Merrill Lynch GP, Inc., as ML Partners’ general partner, is required for any such vote. Merrill Lynch GP, Inc. is a wholly owned subsidiary of Merrill Lynch Group, Inc., a Delaware corporation, which in turn is a wholly owned subsidiary of Merrill Lynch & Co., Inc. MLGPE LTD., as general partner of ML Global Private Equity Fund, L.P.; ML Partners, the special limited partner of ML Global Private Equity Fund, L.P.; Merrill Lynch GP, Inc., by virtue of its right to consent to the voting of shares of portfolio investments of ML Global Private Equity Fund, L.P.; the individuals who are members of the investment committee of ML Partners; and each of Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc., because they control Merrill Lynch GP, Inc., may therefore be deemed to beneficially own the shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own. Each such entity or individual expressly disclaims beneficial ownership of these shares.

The general partner of Merrill Lynch Ventures L.P. 2001 is Merrill Lynch Ventures, L.L.C. (“ML Ventures”), which is a wholly owned subsidiary of Merrill Lynch Group, Inc. Decisions regarding the voting or disposition of shares of portfolio investments of Merrill Lynch Ventures L.P. 2001 are made by the management and investment committee of the board of directors of ML Ventures, which is composed of three individuals. Each of ML Ventures, because it is the general partner of Merrill Lynch Ventures L.P. 2001; Merrill Lynch Group, Inc. and Merrill Lynch & Co., Inc., because they control ML Ventures; and the three members of the ML Ventures investment committee, by virtue of their shared decision-making power, may be deemed to beneficially own the shares held by Merrill Lynch Ventures L.P. 2001. Such entities and individuals expressly disclaim beneficial ownership of the shares that Merrill Lynch Ventures L.P. 2001 holds of record or may be deemed to beneficially own.

The general partner of ML Hertz Co-Investor, L.P. is ML Hertz Co-Investor GP, L.L.C., whose sole managing member is ML Global Private Equity Fund, L.P., which may therefore be deemed to have beneficial ownership of the shares owned by ML Hertz Co-Investor, L.P. ML Global Private Equity Fund, L.P. expressly disclaims beneficial ownership of these shares, as do the entities and individuals discussed above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

Merrill Lynch Ventures L.P. 2001 disclaims beneficial ownership of the shares of the Corporation that ML Hertz Co-Investor, L.P. and ML Global Private Equity Fund, L.P. hold of record or may be deemed to beneficially own. Each of ML Global Private Equity Fund, L.P. and ML Hertz Co-Investor, L.P. disclaims beneficial ownership of the shares of the Corporation that Merrill Lynch Ventures, L.P. holds of record or may be deemed to beneficially own, and ML Hertz Co-Investor, L.P. disclaims beneficial ownership of the shares of the Corporation that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

          (7) CMC-Hertz Partners, L.P. is affiliated with all three of the Sponsors. The general partner of CMC-Hertz Partners, L.P. is CMC-Hertz General Partner, L.L.C., whose managing members are Carlyle Hertz GP, L.P., ML Global Private Equity Fund, L.P. and CD&R Associates VII, L.P. Investment decisions on behalf of CMC-Hertz General Partner, L.L.C. are made by majority vote of the Executive Committee, which comprises one representative of each Sponsor; however, until the eighth anniversary of the closing date of the Acquisition, ML Global Private Equity Fund, L.P. has the contractual right (subject to various restrictions) to make decisions regarding disposition or voting of the shares beneficially owned by CMC-Hertz General Partner, L.P. As a result, beneficial ownership of the shares held by CMC-Hertz Partners, L.P. may be attributed to ML Global Private Equity Fund, L.P., which disclaims beneficial ownership of such shares, as do the entities and individuals discussed in Note 6 above who may be deemed to have or share beneficial ownership of any shares that ML Global Private Equity Fund, L.P. holds of record or may be deemed to beneficially own.

          (8) A report on Schedule 13G, dated February 14, 2007, disclosed that FMR Corp., as the parent company of Fidelity Management & Research Company and Pyramis Global Advisors Trust Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and a bank as defined in Section 3(a)(6) of the Securities Act, respectively, is the beneficial owner of 18,614,700 shares, or 5.806% of the common stock of the Corporation outstanding as of December 31, 2006. FMR Corp. has reported that it has (i) sole power to vote or direct the vote of 4,062,200 shares of common stock of the Corporation; and (ii) sole power to dispose or to direct the disposition of 18,614,700 shares of common stock of the Corporation. The address of FMR Corp. and related entities as to which disclosure is made in FMR Corp.’s report on Schedule 13G is 82 Devonshire Street, Boston, Massachusetts, 02109. All information regarding FMR Corp. is based on FMR Corp.’s report on Schedule 13G.

          (9) Does not include 77,500,000 shares of common stock held by investment funds associated with or designated by Clayton, Dubilier & Rice Inc., or 3,135 currently exercisable stock options and 1,258 shares of common stock issued to Clayton, Dubilier & Rice, Inc., as assignee of compensation payable to Messrs. Tamke, Sleeper and Wasserman under the Corporation’s Director Stock Incentive Plan, as described in Note 4 above. Messrs. Tamke, Wasserman and Sleeper are directors of The Corporation and Hertz and executives of Clayton, Dubilier & Rice, Inc. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by Clayton, Dubilier & Rice, Inc. and of the stock options and shares held by Clayton, Dubilier & Rice, Inc.

    (10) Includes 500 shares held by Mr. Frissora’s daughter.

    (11) Does not include 76,500,000 shares of common stock held by investment funds associated with or designated by The Carlyle Group. Messrs. Bernasek and Ledford are directors of the Corporation and Hertz and executives of The Carlyle Group. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by The Carlyle Group.

    (12) Includes 121.2, 451.8 and 435.7 phantom shares issued to Messrs. Bernasek, Berquist and Ledford, respectively, under the Corporation’s Director Stock Incentive Plan.

    (13) Includes employee and/or director stock options which are currently exercisable or which will become exercisable within sixty days.

    (14) Does not include 75,502,928 shares of common stock held by investment funds associated with or designated by Merrill Lynch & Co., Inc. (including 2,090 currently exercisable director stock options and 838 shares of common stock issued to ML Global Private Equity Fund, L.P., as assignee of compensation payable to Messrs. Bitar and End under the Corporation’s Director Stock Incentive Plan, as described in Note 4 above), or over which such funds exercise voting control. Messrs. Bitar and End are directors of the Corporation and Hertz and managing directors of the global private equity division of Merrill Lynch & Co., Inc. They disclaim beneficial ownership of the shares held by investment funds associated with or designated by Merrill Lynch & Co., Inc. See Notes 6 and 7 above.

    (15) Does not include 120 shares held by Mr. Siracusa’s daughter. Mr. Siracusa disclaims beneficial ownership of the shares held by his daughter.

    (16) Does not include shares held by Mr. Koch, who retired at the end of 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based on a review of reports filed by the Corporation’s directors, executive officers and beneficial holders of 10% or more of our outstanding shares, and upon representations from those persons, all reports required to be filed by the Corporation’s reporting persons during 2006 were filed on time.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Pursuant to the Directors’ Code of Business Conduct and Ethics adopted by our Board, any member of our Board who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Chairman of the Executive and Governance Committee as promptly as practicable. That director should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Chairman of the Executive and Governance Committee or the Board. The following is a description of certain relationships and transactions that we have entered into with our directors, major stockholders and certain other related persons.

Stockholders’ Agreement

In connection with the Acquisition on December 21, 2005, or the “Closing Date,” the Corporation entered into the Stockholders’ Agreement with investment funds associated with or designated by the Sponsors. The Stockholders’ Agreement contains agreements that entitle investment funds associated with or designated by the Sponsors to nominate all of the Corporation’s directors. The director nominees are to include three nominees of an investment fund associated with CD&R (one of whom shall serve as the chairman), two nominees of investment funds associated with Carlyle, two nominees of an investment fund associated with MLGPE and three independent directors, subject to adjustment in the case that the applicable investment fund sells more than a specified amount of its shareholdings in the Corporation. Upon completion of the initial public offering of the common stock of the Corporation, the Stockholders’ Agreement was amended and restated among other things, to reflect an agreement of the Sponsors to increase the size of our Board. Each Sponsor will continue to have the right with respect to director nominees described above, but up to an additional three independent directors may also be nominated, subject to unanimous consent of the directors (other than the independent directors) nominated by the investment funds associated with or designated by the Sponsors. In addition, the Stockholders’ Agreement, as amended, provides that one of the nominees of an investment fund associated with CD&R shall serve as the chairman of the executive and governance committee and, unless otherwise agreed by this fund, as Chairman of the Board. On October 12, 2006, our Board elected four independent directors, effective from completion of the initial public offering of the common stock of the Corporation.

The Stockholders’ Agreement also granted to the investment funds associated with or designated by the Sponsors special governance rights, including rights of approval over the budget of the Corporation and its subsidiaries, certain business combination transactions, the incurrence of additional material indebtedness, amendments to the Corporation’s certificate of incorporation and certain other transactions and grants to investment funds associated with CD&R or to the majority of directors nominated by the Sponsors the right to remove Hertz’s chief executive officer. Any replacement chief executive officer requires the consent of investment funds associated with CD&R as well as investment funds associated with at least one other Sponsor. The rights described above apply only for so long as the investment funds associated with the applicable Sponsor maintain certain specified minimum levels of shareholdings in the Corporation. The Stockholders’ Agreement also gives investment funds associated with the Sponsors preemptive rights with respect to certain issuances of equity securities of the Corporation and its subsidiaries, including Hertz, subject to certain exceptions. It also contains restrictions on the transfer of shares of the Corporation, as well as tag-along and drag-along rights and rights of first offer. Upon the completion of the initial public offering of the common stock of the Corporation, this agreement was amended and restated to remove these rights of approval (other than the approval and retention rights relating to our chief executive officer) and preemptive rights and to retain tag-along and drag-along rights, and restrictions on transfers of shares of the Corporation, in certain circumstances.

In addition, the Stockholders’ Agreement limits the rights of the investment funds associated with or designated by the Sponsors that have invested in the common stock of the Corporation and their affiliates, subject to several exceptions, to own, manage, operate or control any of our competitors (as defined in the Stockholders’ Agreement). The Stockholders’ Agreement may be amended from time to time in the future to eliminate or modify these restrictions without our consent.

Registration Rights Agreement

On the Closing Date, the Corporation entered into a registration rights agreement, or the “Registration Rights Agreement,” with investment funds associated with or designated by the Sponsors. The Registration Rights Agreement grants to certain of these investment funds the right, following the earlier of the initial public offering of common stock of the Corporation and the eighth anniversary of the Closing Date, to cause the Corporation, at its own expense, to use its best efforts to register such securities held by the investment funds for public resale, subject to certain limitations. The exercise of this right was limited to three requests by the group of investment funds associated with each Sponsor, except for registrations effected pursuant to Form S-3, which are unlimited, subject to certain limitations, if the Corporation is eligible to use Form S-3. In the event the Corporation registers any of its common stock following its initial public offering, these investment funds also have the right to require the Corporation to use its best efforts to include shares of common stock of the Corporation held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides for the Corporation to indemnify the investment funds party to that agreement and their affiliates in connection with the registration of our securities.

Consulting Agreements

Sponsor Consulting Arrangements

On the Closing Date, Hertz entered into consulting agreements, or the “Consulting Agreements,” with the Corporation and each of the Sponsors (or one of their affiliates), pursuant to which such Sponsor or its affiliate provides the Corporation, Hertz and Hertz’s subsidiaries with financial advisory and management consulting services. Pursuant to the Consulting Agreements, Hertz agreed to pay to each Sponsor or its affiliate an annual fee of $1 million for such services, plus expenses, unless the Sponsors unanimously agree to a higher amount, and Hertz may pay to them a fee for certain types of transactions that the Corporation or its subsidiaries complete. If an individual nominated by CD&R serves as both Chairman of our board of directors and Chief Executive Officer of the Corporation or Hertz for any quarter, Hertz was required to pay CD&R an additional fee of $500,000 for that quarter. In connection with the acquisition of its common stock on the Closing Date, or the “Acquisition,” Hertz paid a fee of $25 million to each Sponsor and reimbursed certain expenses of the Sponsors and their affiliates. Upon completion of the initial public offering of the common stock of the Corporation, each of these agreements was terminated for a fee of $5 million ($15 million in the aggregate).

Other Consulting Arrangements

On September 29, 2006, Hertz entered into an agreement with Tenzing Consulting LLC, a management consulting firm in which Thomas McLeod, who is the brother-in-law of our director David H. Wasserman, is a principal. Under the arrangement, which has now been fully performed, Tenzing Consulting LLC provided supply chain management and corporate purchasing management consulting. In exchange for these services, Tenzing Consulting LLC received fees of $25,000 per week, plus reimbursement of out-of-pocket expenses. The total amount of fees and expenses paid to Tenzing under this agreement was $209,918.

Indemnification Agreements

On the Closing Date, Hertz entered into customary indemnification agreements with the Corporation, the Sponsors and stockholders of the Corporation that are affiliated with the Sponsors, pursuant to which the Corporation and Hertz will indemnify the Sponsors, our stockholders affiliated with the Sponsors and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of the performance of the consulting agreements described above under “—Consulting Agreements” and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

The Corporation has entered into indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to the indemnification and expense advancement rights provided under our by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Financing Arrangements with Related Parties

Senior Credit Facilities

Senior Term Facility.   In connection with the Acquisition, Hertz entered into a credit agreement, dated December 21, 2005, with respect to a Senior Term Facility, with Deutsche Bank AG, New York Branch as administrative agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent, and the other financial institutions party thereto from time to time. Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which have acted as documentation agent for and lenders under this Facility and received customary fees and expenses in connection with this facility and certain amendments thereto, are affiliates of the investment funds associated with or designated by MLGPE, which are some of our principal stockholders. The Senior Term Facility consisted of a $2,000 million term loan facility providing for loans denominated in U.S. Dollars, including a delayed draw facility of $293 million that may be drawn until August 2007 to refinance certain existing debt. In addition, there is a pre-funded synthetic letter of credit facility in an aggregate principal amount of $250 million. On the Closing Date, Hertz utilized $1,707 million of the Senior Term Facility and $238.9 million in letters of credit. As of December 31, 2006, we had $1,947.9 million in borrowings outstanding under this facility, which is net of a discount of $38.4 million, and issued $238.9 million in letters of credit.

Senior ABL Facility.   In connection with the Acquisition, Hertz, Hertz Equipment Rental Corporation and certain other subsidiaries of Hertz entered into a credit agreement, dated December 21, 2005, with respect to a Senior ABL Facility, with Deutsche Bank AG, New York Branch as administrative agent, Lehman Commercial Paper Inc. as syndication agent, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated as documentation agent and the financial institutions party thereto from time to time. Merrill Lynch & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, which have acted as documentation agent for and lenders under this Facility and received customary fees and expenses in connection with this facility and certain amendments thereto, are affiliates of the investment funds associated with or designated by MLGPE, which are some of our principal stockholders. The Senior ABL Facility provided (subject to availability under a borrowing base) for aggregate maximum borrowings of $1,600 million under a revolving loan facility providing for loans denominated in U.S. Dollars, Canadian Dollars, Euros and Pounds Sterling. Up to $200 million of the revolving loan facility is available for the issuance of letters of credit. On the Closing Date, Hertz borrowed $206 million under this facility and Matthews Equipment Limited, one of Hertz’s Canadian subsidiaries, borrowed CAN$225 million under this facility, in each case to finance a portion of the Acquisition and certain related transactions entered into to finance the cash consideration of the Acquisition, to refinance certain indebtedness of Hertz and its subsidiaries, and to pay related transaction fees and expenses. At December 31, 2006, net of a discount of $22.2 million, Hertz and its subsidiaries had no borrowings outstanding under this facility and issued $18.2 million in letters of credit. As a result of amendments to the ABL credit agreement in February, 2007, the maximum available borrowings were increased from $1,600 million to $1,800 million and the term of the facility was extended, among other things.

For a detailed description of the credit agreements governing the Senior Term Facility and the Senior ABL Facility and the terms of borrowings thereunder, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing—Senior Credit Facilities” in our 2006 annual report on Form 10-K, or the 2006 Annual Report.

Hertz’s and Puerto Ricancars, Inc.’s Fleet Financing Facility

On September 29, 2006, Hertz and PUERTO RICANCARS, INC., a Puerto Rican corporation and wholly owned indirect subsidiary of Hertz, or “PR Cars,” entered into a credit agreement to finance the acquisition of Hertz’s and /or PR Cars’ fleet in Hawaii, Kansas, Puerto Rico and St. Thomas, the U.S. Virgin Islands, or the “Fleet Financing Facility,” with the several banks and other financial institutions from time to time party thereto as lenders, GELCO Corporation d.b.a. GE Fleet Services, or the “Fleet Financing Agent,” as administrative agent, as collateral agent for collateral owned by Hertz and as collateral agent for collateral owned by PR Cars. An affiliate of Merrill Lynch & Co. is a lender under the Fleet Facility and received customary fees and expenses in connection with this facility. Merrill Lynch & Co. is an affiliate of the investment funds associated with or designated by MLGPE, which are some of our principal stockholders. The Fleet Financing Facility provides (subject to availability under a borrowing base) a revolving credit facility of up to $275 million to Hertz and PR Cars. On September 29, 2006, Hertz borrowed $124 million under this facility to refinance other debt. As of December 31, 2006, Hertz and PR Cars had $144.9 million (net of a $2.1 million discount) and $21.0 million, respectively, of borrowings outstanding under this facility. The borrowing base formula is subject to downward adjustment upon the occurrence of certain events and (in certain other instances) at the permitted discretion of the Fleet Financing Agent. For a detailed description of the credit agreement governing the Fleet Financing Facility and the terms of the borrowings thereunder, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing—Fleet Financing—Fleet Financing Facility” in our 2006 Annual Report.

Other Financing Arrangements

Senior Notes and Senior Subordinated Notes

On the Closing Date, CCMG Acquisition Corporation, a subsidiary of the Corporation, issued $1,800 million in aggregate principal amount of 8.875% Senior Dollar Notes due 2014 and €225 million in aggregate principal amount of 7.875% Senior Euro Notes due 2014 in a private transaction not subject to the registration requirements of the Securities Act. Also on the Closing Date, CCMG Acquisition Corporation issued $600 million in aggregate principal amount of 10.5% Senior

Subordinated Notes due 2016 in a private transaction not subject to the registration requirements of the Securities Act. In connection with the Acquisition, CCMG Acquisition Corporation merged with and into Hertz, with Hertz as the surviving corporation, and Hertz assumed all rights and obligations of CCMG Acquisition Corporation under the Senior Notes and the Senior Subordinated Notes. Affiliates of Merrill Lynch & Co. and of the investment funds associated with or designated by MLGPE, which are some of our principal stockholders, acted as initial purchasers with respect to these offerings, for which they received customary fees and expenses. For a detailed description of these offerings, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing—Senior Notes and Senior Subordinated Notes” in our 2006 Annual Report.

ABS Program—U.S. Fleet Debt

In connection with the Acquisition, Hertz Vehicle Financing LLC, or “HVF,” a bankruptcy-remote special purpose entity wholly owned by Hertz, entered into an amended and restated base indenture, dated as of December 21, 2005, with BNY Midwest Trust Company as trustee, or the “ABS Indenture,” and a number of related supplements to the ABS Indenture, each dated as of December 21, 2005, with BNY Midwest Trust Company as trustee and securities intermediary, or, collectively, the “ABS Supplement.” On the Closing Date, HVF, as issuer, issued approximately $4,300 million of new medium term asset-backed notes consisting of 11 classes of notes in two series under the ABS Supplement, the net proceeds of which were used to finance the purchase of vehicles from related entities and the repayment or cancellation of existing debt. HVF also issued approximately $1,500 million of variable funding notes in two series, none of which were funded at closing. As of December 31, 2006, $4,299.9 million (net of a $0.1 million discount) in medium term notes were outstanding and no aggregate borrowings were outstanding in the form of variable funding notes. Affiliates of Merrill Lynch & Co. and of the investment funds associated with or designated by MLGPE, which are some of our principal stockholders, acted as structuring advisors and agents under Hertz’s asset-backed facilities and received customary compensation for these services. For a detailed description of these facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Financing—Fleet Financing—U.S. Fleet Debt” in our 2006 Annual Report.

Hertz Holdings Loan Facility

On June 30, 2006, the Corporation entered into a loan facility with Deutsche Bank, AG, New York Branch, Lehman Commercial Paper Inc., Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P., JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc. or affiliates thereof, providing for a loan of $1.0 billion, or the “Hertz Holdings Loan Facility,” for the purpose of paying a special cash dividend to the holders of its common stock and paying fees and expenses related to the facility. Affiliates of Merrill Lynch & Co. and of the investment funds associated with or designated by MLGPE, which are some of our principal stockholders, acted as lenders pursuant to this facility. The Hertz Holdings Loan Facility was repaid in whole with the proceeds of our initial public offering, and the restrictive covenants contained therein were terminated.

Other Relationships

Affiliates of Merrill Lynch & Co. and of the investment funds associated with or designated by MLGPE, which are some of our principal stockholders, also acted as dealer managers and solicitation agents for Hertz’s tender offers for its existing debt securities in connection with the Acquisition and as underwriters of the initial public offering of our common stock, for which they received customary fees and expenses. Merrill Lynch, Pierce, Fenner & Smith Incorporated also acted as a financial advisor to the Sponsors in connection with the Acquisition and acts as the administrator of the Hertz Global Holdings, Inc. Stock Incentive Plan, which is described below, and receives customary fees and expenses for these services.

In connection with our car and equipment rental businesses, we enter into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, we also procure goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with the Sponsors or members of our Board of Directors. We believe that all such rental and procurement transactions have been conducted on an arms-length basis and involved terms no less favorable to us than those that we believe we would have obtained in the absence of such affiliation. It is our management’s practice to bring to the attention of our Board of Directors any transaction, even if it arises in the ordinary course of business, in which our management believes that the terms being sought by transaction participants affiliated with the Sponsors or our Directors would be less favorable to us than those to which we would agree absent such affiliation. For additional information regarding our transactions with companies of which certain of our independent Directors are executive officers, see “Corporate Governance and General Information Concerning the Board of Directors and its Committees—Board Independence.”

EXECUTIVE COMPENSATION

Named Executive Officers

We refer to the following individuals as our “named executive officers”:

•       Craig R. Koch, who was our Chief Executive Officer, or “CEO”, until July 19, 2006 and the Chairman of our Board of Directors from that date until December 31, 2006

•       Mark P. Frissora, who became our CEO on July 19, 2006 and became the Chairman of our Board of Directors on January 1, 2007

•       Paul J. Siracusa, who is our Chief Financial Officer, or “CFO,” and one of our Executive Vice Presidents

•       Joseph R. Nothwang, who is our  President, Vehicle Rental and Leasing, The Americas and Pacific and one of our Executive Vice Presidents

•       Michel Taride, who is our President, Hertz Europe Limited and one of our Executive Vice Presidents

•       Gerald Plescia, who is our President, Hertz Equipment Rental Corporation and one of our Executive Vice Presidents

The named executive officers are the two individuals who served as our CEO in 2006, our CFO and our three other most highly compensated executive officers, as compensation is determined under the SEC’s rules.

Summary Compensation Table

The following table, or the “Summary Compensation Table,” summarizes the compensation earned in 2006 by our named executive officers.

2006 Summary Compensation Table

Name and Principal Position	Salary		Bonus		Stock Awards	Option Awards(1)	Non-equity incentive plan compensation(2)	Change in pension value and non- qualified deferred compensation earnings	All other compensation		Total
	($)		($)		($)	($)	($)	($)	($)		($)
Craig R. Koch	975,000		3,375,000	(3)	—	675,000	—	2,549,100	291,845	(4)	7,865,945
Mark P. Frissora(5)	412,885		3,200,000	(6)	—	1,327,100	228,000	—	14,064,258	(7)	19,232,243
Paul J. Siracusa	545,673	(8)			—	666,973	827,700	639,100	12,119		2,691,565
Joseph R. Nothwang	565,385		—		—	666,973	903,160	932,200	14,471		3,082,189
Michel Taride(9)	529,345		—		—	572,964	740,606	452,961	152,837	(10)	2,448,713
Gerald Plescia	425,481	(11)	—		—	554,162	637,223	343,700	10,699		1,971,265

                 (1)  Represents the amount of expense recognized for financial accounting purposes pursuant to FAS 123(R).

                 (2)  Includes amounts earned and accrued in 2006 but paid in 2007.

                 (3)  Mr. Koch received a guaranteed bonus of $975,000 (100% of his annual base salary) and a payment of $2,400,000 in cancellation of all outstanding awards under the LTIP (as described below).

                 (4)  Includes personal use of aircraft ($95,233); other perquisites described in “Compensation Discussion and Analysis—Components of 2006 Executive Compensation—Perquisites and Other Personal Benefits”; difference ($100,000) between amount paid to purchase shares of our common stock and the fair value of those shares at the time of purchase; and full or partial tax gross-ups ($80,100) related to the foregoing and to his tax liability arising in connection with his purchase of shares of our common stock at less than fair value.

                 (5)  Mr. Frissora’s employment began on July 19, 2006.

                 (6)  Includes a $2,000,000 payment as signing bonus and payment to compensate Mr. Frissora for certain compensation he would otherwise have been entitled to receive from his prior employer and a $950,000 guaranteed bonus, which were paid pursuant to Mr. Frissora’s employment agreement. Also includes a special discretionary bonus of $250,000

                 (7)  Includes relocation cost reimbursement ($422,477); personal use of aircraft ($146,034); other perquisites described in “Compensation Discussion and Analysis—Components of 2006 Executive Compensation—Perquisites and Other Personal Benefits”; difference ($11,292,253) between amount paid to purchase shares of our common stock and the fair value of those shares at the time of purchase ; and full or partial tax gross-ups ($2,137,962) related to the foregoing and to his tax liability arising in connection with his purchase of shares of our common stock at less than fair value.

                 (8)  Mr. Siracusa received a payment for unused vacation days of $30,288.

                 (9)  Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.85735.

              (10)  Mr. Taride’s other compensation includes a housing arrangement described under “Compensation Discussion and Analysis—Components of 2006 Executive Compensation—Perquisites and Other Personal Benefits” ($62,101); personal use of a car ($21,096); other perquisites described under “Compensation Discussion and Analysis—Components of 2006 Executive Compensation—Perquisites and Other Personal Benefits”; and related tax gross-ups ($66,397).

              (11)  Mr. Plescia received a payment for unused vacation days of $8,173.

The following discussion explains and provides context for understanding the detailed numerical information presented in the foregoing table.

Compensation Discussion and Analysis

Overview

We believe that a skilled and motivated team of senior executives is essential to building lasting shareholder value. As a market leader in the car and equipment rental industries, we also understand that our senior executives are highly sought after. Therefore, we have sought to provide our senior executives competitive levels of compensation necessary to retain their services and, in the case of Mr. Frissora in 2006, to enable us to recruit him from a prior employer, where he also served as chairman and chief executive officer. We believe that executive compensation packages provided by the Corporation to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance measured against established goals and aligns executives’ interests with those of the shareholders, with the ultimate objective of improving shareholder value. As discussed in more detail below, in 2006 several important events had a significant impact on the compensation programs for our named executive officers and other senior executives:

•       While still a privately held company, we established an incentive program involving significant equity investment in our common stock by our senior executives and we granted stock options, in many cases at premium exercise prices, to motivate and align the interests of our senior executives with our shareholders by permitting our senior executives to participate meaningfully in increases in shareholder value.

•       We recruited Mark P. Frissora to become our chairman and CEO from another public company that he had successfully led for six years.

•       Craig R. Koch, who had previously been our CEO, transitioned from that role to become our chairman, and has since retired.

•       We successfully completed the initial public offering of our shares.

Setting Executive Compensation

Based on the objectives discussed above, we have structured our annual and long-term equity based executive compensation to motivate executives to achieve the business goals set by the Corporation and reward the executives for achieving such goals.

We typically review the overall compensation of our named executive officers and other senior executives, as well as the relative makeup of the various components of their compensation, every 12 months.

For 2006, Hertz compared the compensation for its senior executives to that of comparable positions at a group of general industry companies of similar revenue size. In addition, Hertz also reviewed market data on competitive pay practices and trends. When making compensation decisions for its executives, Hertz management and our Compensation Committee considered this market data, as well as industry factors, general business developments and corporate performance. For 2007, our Compensation Committee independently retained Frederic W. Cook & Co., Inc., to provide consulting services related to the compensation and benefit programs for our senior executives.

For our senior executive group as a whole, we have generally tried to set overall annual cash compensation—base salary and annual bonus—at the median of that paid for comparable positions at our peer group of companies. (By “median” we mean that roughly half of our peer companies pay the same or less, and roughly half pay more.)

When we set a particular senior executive’s base salary—which in turn affected his or her target bonus (which is set as a percentage of base salary)—we did, nonetheless, take into account our assessment of that person’s individual performance and contributions. For our named executive officers, this assessment was made by our Compensation Committee, in close consultation with our Lead Director and our CEO (except as to his own compensation). As a result, where warranted, some individuals’ base salary and annual bonus opportunity exceeded the median paid for comparable positions at our peer group of companies, while for others it may have been less. We believe that this is an important aspect of our compensation program to appropriately motivate and reward our executives.

Annually, we also review all other components of our named executive officers’ compensation, in light of both competitive market practice and our own business needs and objectives. As a result of this, for example, in 2006 we:

•       Established our equity incentive program, which involved an investment in our shares by our named executive officers and other senior executives, and a grant of options to them.

•       Replaced a cash-based long-term incentive compensation program that Hertz had put in place prior to its acquisition from Ford Motor Company with an enhanced annual cash incentive opportunity, because we believed that the targets we could establish under our annual bonus program would be better suited to our business objectives than the objectives that had previously been used under the long-term plan.

These are discussed in more detail below under “Long Term Equity Incentives” and “Annual Incentives,” respectively.

Components of 2006 Executive Compensation

For the year ended December 31, 2006, the principal components of compensation for the named executive officers were:

•       Base salary;

•       Annual incentives;

•       Long-term equity incentives;

•       Perquisites and other personal benefits; and

•       Retirement and savings benefits.

Base Salary

In our review of base salaries for executives, we primarily consider:

•       Market data provided by our outside consultants;

•       Internal review of the executive’s compensation, both individually and relative to other officers; and

•       Individual performance of the executive.

In 2006 and previous years, we typically considered changes in the base salaries of senior executives on a staggered 18-month cycle, based on the date each executive first held the executive’s current responsibilities. We also considered base salaries upon promotion or other changes in job responsibility. In 2007, we will be making a transition to a senior executive base salary review cycle of 12 months, which will result in more frequent changes in this component of compensation. While we believe the 18-month cycle produced satisfactory results, a shortened cycle will, in our view, make it easier for us to maintain a proper level of base salary for our senior executives in light of the criteria we employ in setting salaries.

As the result of our regular, cyclical review of annual base salaries in 2006, the annual base salaries for our named executive officers were revised as follows:

Mr. Siracusa	$475,000 to $525,000 (a 10.5% increase)
Mr. Nothwang	$550,000 to $590,000 (a 7.3% increase)
Mr. Plescia	$385,000 to $425,000 (a 10.4% increase)
Mr. Taride	£270,000 to £285,000 (a 5.6% increase)

Mr. Koch’s salary remained unchanged in 2006.

Mr. Frissora’s annual base salary of $950,000 was established through the negotiation process when he agreed to join us as our CEO. In setting this figure for base salary, we took into account his base salary at his prior employer, as well as information regarding comparable base salaries provided to us by the executive search firm we had retained in connection with our search for a new CEO.

Annual Incentives

Each year our Compensation Committee approves the performance criteria and performance targets that will be used to determine annual bonuses for our named executive officers under our Executive Incentive Compensation Program, or “EICP,” and, if more than one performance criterion is selected, the relative weighting of those criteria and their related targets. Where an executive has responsibility for a particular business unit, the executive’s performance criteria and targets relate to the performance of the business unit as well as to our overall performance. Where an executive, such as our CEO or CFO, has broader corporate responsibility, the performance criteria and targets are entirely based on our overall performance.

Our Compensation Committee also establishes for each named executive officer the target annual bonus the executive will receive—typically expressed as a percentage of annual base salary—if the performance targets are met, and the extent to which the bonus may be increased or decreased if and to the extent the performance targets are exceeded or are not achieved. After the end of the year, our Compensation Committee determines how actual results compare with performance targets and approves the resulting bonus payments.

The target annual bonus a named executive officer will be eligible to receive under the EICP is generally set so that the executive will earn total annual cash compensation (when taken together with base salary) at the median of annual cash compensation paid for comparable positions at the companies in our peer group (as discussed above). If we substantially exceed the EICP performance targets, the annual bonus under the EICP is typically structured so that it will be payable at the 75th percentile of the peer group—by which we mean 75% of the peer group pays that amount or less, while 25% pay more, in total annual cash compensation. Executive officers participating in the EICP receive no payment of  an EICP award unless minimum performance levels are achieved, and receive 100% of their targeted bonuses for the achievement of the target levels.

In 2006 we modified a cash-based long-term incentive plan that Hertz had established before it was acquired from Ford Motor Company, or the “LTIP,” so that the LTIP would provide an enhanced annual bonus opportunity using the same performance criteria and performance targets employed for participants in the EICP in lieu of the performance criteria and targets that the LTIP previously employed. We did this because we believed that the performance criteria and targets we annually established under the EICP would create better incentives to meet our business objectives following our acquisition than those that had been established for a company with a very different capital structure under the LTIP. The modifications we made in the LTIP for 2006 will also apply for the LTIP’s two remaining years, 2007 and 2008. Mr. Frissora does not participate in the LTIP.

For our named executive officers, other than Mr. Koch, 2006 bonuses payable under the EICP and, where applicable, the LTIP were based upon three performance criteria—performance income, or “PI,” revenues and return on total capital, or “ROTC.”  PI for us or any business unit is an adjusted pre-tax income statistic equal to our or the unit’s income before non-fleet interest, non-cash interest items, income taxes, minority interest, amortization of Transaction-related items, significant one-time items and non-cash “mark-to-market” income and expense. ROTC for us or any business unit is a return on capital statistic equal to the ratio of our or the unit’s performance income plus fleet interest to our or the unit’s average assets minus average liabilities, excluding goodwill, other intangibles and other purchase accounting related balances. The achievement of performance targets for these criteria accounted for 60%, 20% and 20%, respectively, of the weighted overall performance target. We selected these three performance criteria because achievement of objectives in these areas is critical for our continued growth and the delivery of shareholder value.

PI and ROTC are operating statistics that measure results that are arguably within the partial control of executives and therefore are useful in determining their individual performance. However, these measures are not calculated in accordance with generally accepted accounting principles and, while they are useful in determining the performance of specific individuals for compensatory purposes, they do not take into account many aspects of our results that are highly relevant to investors and creditors but are outside the control of executives. Accordingly, you should not treat PI or ROTC as a performance measure or liquidity measure for us or any of our reporting segments.

The 2006 EICP and, where applicable, LTIP performance targets applicable to executives who had responsibility for a particular business unit—Messrs. Nothwang, Taride and Plescia—were weighted 70% on the performance of their units and 30% on our overall performance, while those applicable to other named executive officers were weighted 100% on our overall corporate performance. In addition, for 2006, for each one percentage point that an executive’s weighted actual results exceeded 100% of the executive’s weighted performance targets, the executive’s bonus payment under the EICP and, where applicable, the LTIP would be increased by four percentage points, so that, for example, achievement of 106% of an executive’s weighted performance target would result in a payment of 124% of the executive’s target annual bonus. Bonus payments under the LTIP were in all events limited to 200% of target payments, but no comparable limitation existed under the EICP.

For 2006, our overall corporate performance targets for PI, revenues and ROTC were $759.0 million, $8,205.3 million and 10.55%, respectively; our actual corporate PI, revenues and ROTC were $821.6 million, $8,058.4 million and 11.16%, respectively; and the percentage of target annual bonuses accordingly payable under the EICP and, where applicable, the LTIP with respect to our overall corporate performance was 124%. For 2006, the performance targets for PI, revenues and ROTC for the units for which Mr. Nothwang was responsible were $362.4 million, $4,991.1 million and 8.43%, respectively; those units’ actual PI, revenues and ROTC were $366.5 million, $4,719.5 million and 8.79%, respectively; and the percentage of target annual bonuses accordingly payable under the EICP and LTIP with respect to such units’ performance was 100%. For 2006, the performance targets for PI, revenues and ROTC for the units for which Mr. Taride was responsible were $114.8 million, $1,628.5 million and 8.48%, respectively; those units’ actual PI, revenues and ROTC were $124.7 million, $1,628.5 million and 9.18%, respectively; and the percentage of target annual bonuses accordingly payable under the EICP and LTIP with respect to such units’ performance was 128%. For 2006, the performance targets for PI, revenues and ROTC for the units for which Mr. Plescia was responsible were $303.9 million, $1,548.1 million and 20.44%, respectively; those units’ actual PI, revenues and ROTC were $343.1 million, $1,573.6 million and 18.87%, respectively; and the percentage of target annual bonuses accordingly payable under the EICP and LTIP with respect to such units’ performance was 138%.

In 2006, the target annual bonus for each named executive officer, other than Mr. Koch, under the EICP and under the LTIP were respectively the following percentages of their annual base salaries:  Mr. Frissora—100% and 0%; Mr. Siracusa—70% and 57%; Mr. Nothwang—75% and 68%; Mr. Taride—65% and 45%; and Mr. Plescia—65% and 47%. The actual bonuses paid to each of these named executive officers under the EICP and, where applicable, the LTIP, for 2006 were determined by applying the percentages of target bonuses payable, computed as described above and weighted between our overall performance and the performance of relevant business units as described above, to those target annual bonuses. The actual bonuses paid for 2006 under the EICP and LTIP are, in accordance with the SEC’s rules, reflected in the “Non-equity incentive plan compensation” column of the Summary Compensation Table, except that the portion of Mr. Frissora’s bonus that was guaranteed under his employment agreement instead is reflected in the “Bonus” column of that table. For more information on Mr. Frissora’s employment agreement, see “Compensation Discussion and Analysis—Employment and Change in Control Agreements.”

In connection with Mr. Koch’s transition from CEO to Chairman and his subsequent retirement, we had agreed in 2005 that if Mr. Koch remained employed by us through the end of 2006 (as he did), his annual bonus would be 100% of his base salary, and he would receive a lump sum payment of $2.4 million to settle out all his remaining payments under the LTIP through the expiration of that plan. Because those payments were guaranteed by a contract with Mr. Koch, they are, in accordance with the SEC’s rules, reflected in the “Bonus” column of the Summary Compensation Table.

In accordance with an action of our Board in February 2007, we paid Mr. Frissora a special discretionary bonus of $250,000 in recognition of his efforts in connection with our initial public offering of common stock during 2006. This payment is reflected in the “Bonus” column of the Summary Compensation Table appearing above.

Long-Term Equity Incentives

In 2006, while still a private company, we established an equity investment and incentive program for our named executive officers and select other executives. Through this program we sought to instill in our named executive officers a true “ownership” culture, where they viewed themselves as equity stakeholders in our business, with a significant personal financial stake in the long-term increase in shareholder value. The main features of this program involved:

•       Each named executive officer making an investment in our shares of common stock in an amount that was, for him, a material personal investment.

•       The grant of a significant number of options to purchase shares of our common stock.

•       Vesting terms relating to the options under which they are generally earned over a five-year period through continued employment, which we believe will be an important tool to help retain the services of our executives. Vesting ceases upon termination of employment except in the case of death or disability. Upon termination of employment, unvested options expire, and employees have a limited period, the length of which is determined by the reason for termination, to exercise vested options. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

•       The grant of some options with an exercise price—i.e., the purchase price for the shares—of fair market value at the time of grant, and other options at premiums of 50% and 100% over that value, so that individuals would receive some value under the options only if the shares appreciated over the initial fair market value, but for the other options the share value would have to appreciate materially.

The actual number of options that we granted to a particular named executive officer was determined based on several factors, including the amount of his investment in our shares and our judgment as to the appropriate level of gain that an individual (based on his position with the company and anticipated contribution to our success) should achieve if our share price increased to certain levels.

In the case of Mr. Koch, given the special circumstances surrounding his transition from the role of CEO and his retirement, all of the options we granted had an exercise price equal to the then-current fair market value and would generally vest or become exercisable over three years. Shortly after we granted Mr. Koch’s stock options, we determined that the fair market value of our shares was higher than the value used when the options were granted; therefore, we cancelled those stock options and replaced them with options with a fair market value exercise price but otherwise identical terms.

We provided Messrs. Koch and Frissora the opportunity to invest in shares of our common stock at the same purchase price as that paid per share by our controlling shareholders when we were acquired from Ford Motor Company. We did this because we felt it was equitable in the light of the fact that all other named executive officers had purchased shares at that price only a few months earlier. In addition, in Mr. Koch’s case, he had been employed by us continuously since our acquisition from Ford, while in Mr. Frissora’s case, such a purchase was part of the bargained-for consideration for his move to Hertz, in which he forfeited substantial equity incentive awards granted by his prior employer. When Messrs. Koch and Frissora purchased their shares, we determined that the fair market value per share was greater than that purchase price. Because the difference was taxable to them, we provided them with a payment equal to 80% of the difference between fair market value and their purchase price, to facilitate their payment of the related tax liability. This amount is reflected in the Summary Compensation Table under the column “All other compensation.”

On June 30, 2006, the Corporation entered into the Hertz Holdings Loan Facility. See “Certain Relationships and Related Party Transactions.”  The Corporation primarily used the proceeds of the Hertz Holdings Loan Facility, together with cash on hand, to pay special cash dividends of $4.32 per share, or approximately $999.2 million in the aggregate, to its common stockholders on June 30, 2006. In connection with the June 30 special cash dividend and the special cash dividend of approximately $1.12 per share of our common stock, or $260.3 million in the aggregate, that was paid upon the completion of the initial public offering to holders of record of our common stock on the dividend record date, our outstanding stock options (including options held by Messrs. Koch and Frissora) were adjusted to preserve the intrinsic value of the options, consistent with applicable tax law and the terms of the Stock Incentive Plan. We had an unrecognized stock-based compensation cost of approximately $28.3 million related to the cost of modifying the exercise prices of the stock options for the special cash dividends. This cost will be recognized over the remainder of the requisite service period that began on the grant dates.

All of the options issued to our named executive officers were issued under the Hertz Global Holdings, Inc. Stock Incentive Plan, or the “SIP,” and are governed by the terms of the SIP and written option agreements entered into with the officers. The SIP and the related option agreements establish the exercise price of the options; the schedule on which the options vest; the period in which vested options may be exercised; the effect of termination of employment on the options; and the effect of a change in control, as defined in the SIP, on the options. Details regarding the grant dates, exercise prices and vesting schedules for options granted to our named executive officers are described in the Grants of Plan-Based Awards and Outstanding Equity Awards at Year-End tables below.

The options held by Mr. Koch are not affected by the termination of his employment (other than a termination for Cause, as defined in the SIP, or a termination of his employment prior to January 1, 2007), since they were granted in contemplation of his planned retirement on January 1, 2007. For the other named executive officers, except in the case of death or disability, the SIP and the related option agreements provide that upon termination of the officer’s employment, all unvested options then held by the officer will immediately terminate, and all vested options may be exercised only for 60 days following termination (or 180 days if the termination is the result of retirement at “normal age”).

The SIP generally defines a “Change in Control” as the acquisition by any person of 50% or more of the combined voting power of the Corporation’s then outstanding voting securities, the merger of the Corporation if its stockholders immediately prior to the merger do not own more than 50% of the combined voting power of the merged entity, a majority of the Corporation’s incumbent directors ceasing to be directors within a 24-month period or the sale of all or substantially all the assets of the Corporation to non-affiliates.

The SIP and the related option agreements for our named executive officers provide that upon a Change in Control, our Board may determine that their options will be honored or assumed, or new rights substituted for their options, so long as certain conditions are met; the honored or assumed options or other rights are referred to as an “Alternative Award.”  Those conditions are that the Alternative Award must provide rights and entitlements substantially equivalent to, or better than, those under the original options and also provide that if, within two years following the Change in Control, the holder’s employment is involuntarily or constructively terminated other than for Cause, the Alternative Award will vest in full and the holder will either receive a cash payment equal to the excess of the fair market value of the stock subject to the Alternative Award on the date of surrender over the exercise price of the Alternative Award or have an immediate right to exercise the Alternative Award and receive publicly traded shares. To the extent that our Board does not make the determination to grant Alternative Awards, then the SIP and related option agreements for our named executive officers provide that their options, whether vested or unvested, will be cancelled in exchange for a payment equal to the excess of the per share consideration offered in the transaction giving rise to the Change in Control over the exercise price of the options.

The SIP further provides that in connection with a Change in Control, the benefits flowing to a holder of options, including any of our named executive officers, from the Change in Control provisions just described may not exceed the amount that, when taken with all other payments the holder may receive under any other plan, program or arrangement, would cause the holder to receive an “excess parachute payment” as that term is defined in Section 280G of the Internal Revenue Code of 1986, or the “Code.”  This limitation could materially reduce the benefits a named executive officer would otherwise receive with respect to his options in the event of a Change in Control, particularly if his employment were then being terminated and he were receiving severance payments under his employment or change in control agreement. For more details regarding payments to be made to named executive officers in the event of the termination of their employment, see “Employment and Change in Control Agreements” below.

The following table sets forth, for each named executive officer, the amount that would be payable to him under the SIP and his related option agreements if a Change in Control had occurred on December 31, 2006, our Board had not determined to grant Alternative Awards, the transaction giving rise to the Change in Control was a transaction subject to Section 280G of the Code and his employment was not terminated. (For the reasons discussed in the preceding paragraph, if the employment of a named executive officer was terminated on December 31, 2006, he might receive substantially less than the amount set forth below.)

Name	Amount Payable
Mr. Koch	$1,212,960
Mr. Frissora	12,928,000
Mr. Siracusa	8,547,000
Mr. Nothwang	8,547,000
Mr. Taride	7,264,000
Mr. Plescia	6,760,792

Grants of Plan-Based Awards

The following table sets forth, for each named executive officer, possible payouts under all non-equity incentive plan awards granted in 2006; all grants of plan-based option awards in 2006; the exercise or base price of all such option awards; the grant date fair value of all such option awards; and the incremental fair value of all such awards.

		Estimated possible payouts under non-equity incentive plan awards				Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock or	All other option awards: Number of securities underlying	Exercise or base price of option		Grant Date Fair Value of Stock and Option	Incremental Fair Value of Stock and Option

Name	Grant date	Threshold ($)	Target ($)	Maximum ($)		Threshold ($)	Target ($)	Maximum ($)	units (#)	options (#)	awards ($/Sh)		Awards(1)(2) ($)	Awards(1)(2) ($)
Craig R. Koch	October 19, 2005	3,375,000	3,375,000	3,375,000
	August 15, 2006									112,000	6.56	(3)(a)	388,000 (4)	287,000 (4)
Mark P. Frissora	July 10, 2006	950,000	950,000	1,900,000	(5)
	August 15, 2006									800,000	6.56	(3)(a)	9,600,000	672,000
	August 15, 2006									400,000	9.56	(3)(b)	4,020,000	324,000
	August 15, 2006									400,000	14.56	(3)(c)	3,328,000	236,000
Paul J. Siracusa	February 15, 2006	0	667,500	1,335,000	(5)
	May 5, 2006									200,000	4.56	(6)(d)	1,126,000	412,000
	May 18, 2006									300,000	4.56	(6)(d)	1,689,000	618,000
	May 18, 2006									200,000	9.56	(6)(e)	764,000	308,000
	May 18, 2006									200,000	14.56	(6)(f)	606,000	210,000
Joseph R. Nothwang	February 15, 2006	0	842,500	1,685,000	(5)
	May 5, 2006									200,000	4.56	(6)(d)	1,126,000	412,000
	May 18, 2006									300,000	4.56	(6)(d)	1,689,000	618,000
	May 18, 2006									200,000	9.56	(6)(e)	764,000	308,000
	May 18, 2006									200,000	14.56	(6)(f)	606,000	210,000
Michel Taride	February 15, 2006	0	584,100	1,168,200	(5)
	May 5, 2006									100,000	4.56	(6)(d)	563,000	206,000
	May 18, 2006									300,000	4.56	(6)(d)	1,689,000	618,000
	May 18, 2006									200,000	9.56	(6)(e)	764,000	308,000
	May 18, 2006									200,000	14.56	(6)(f)	606,000	210,000
Gerald Plescia	February 15, 2006	0	476,250	952,500	(5)
	May 5, 2006									80,000	4.56	(6)(d)	450,000	164,800
	May 18, 2006									300,000	4.56	(6)(d)	1,689,000	618,000
	May 18, 2006									200,000	9.56	(6)(e)	764,000	308,000
	May 18, 2006									200,000	14.56	(6)(f)	606,000	210,000

(1)                The full grant date fair value of each award excludes the cost of the modifications indicated in Notes 3 and 5 below. The incremental fair value of each award represents the cost of the modifications indicated in Notes 3 and 5 below.

(2)                The grant date fair value and the incremental fair value of stock option awards are calculated in accordance with FAS 123(R). The value of each option award is estimated on the grant date using a Black-Scholes option valuation model that incorporates the assumptions noted in the following table. Because the stock of the Corporation was not publicly traded at the time of these grants, we have used the calculated value method, substituting the historical volatility of an appropriate industry sector index for the expected volatility of the Corporation’s common stock price as an assumption in the valuation model. We measure the compensation cost related to employee stock options based on the calculated value instead of fair value of the options because we could not reasonably estimate the volatility of the Corporation’s common stock. We selected the Dow Jones

Specialized Consumer Services sub-sector within the consumer services industry, and we used the U.S. large capitalization component, which includes the top 70% of the index universe (by market value).

The calculation of the historical volatility of the index was made using the daily historical closing values of the index for the preceding 6.5 years, because that is the expected term of the options using the simplified approach allowed under SAB No. 107.

The risk-free interest rate is the implied zero-coupon yield for U.S. Treasury securities having a maturity of 6.5 years as of the grant date, which is the expected term of the options. The assumed dividend yield is zero. We assume that in each year 1% of the options that are outstanding but not vested will be forfeited because of employee attrition.

Assumption	2006 Grants

Expected volatility	50.2%
Expected dividends	0.0%
Expected term (years)	6.5
Risk-free rate	4.89% - 5.07%
Forfeiture rate (per year)	1.0%

(3)                Grant date exercise prices shown in table have been adjusted for special dividend of $1.12 paid on November 21, 2006

(a)               Grant date exercise price $7.68

(b)              Grant date exercise price $10.68

(c)               Grant date exercise price $15.68

(4)                The entire value of Mr. Koch’s grant and modification was expensed in 2006.

(5)                In accordance with the plan, any payment under the LTIP was capped at 200% of its target amount. The EICP did not place maximums on payments to participants; however, maximum payments under the EICP are reflected in the table, for illustrative purposes only, at 200% of their target amounts.

(6)                Grant date exercise prices shown in table have been adjusted for special dividends of $4.32 paid on June 30, 2006 and $1.12 paid on November 21, 2006

(d)              Grant date exercise price $10.00

(e)               Grant date exercise price $15.00

(f)                 Grant date exercise price $20.00

Outstanding Equity Awards at Year-End

The following table sets forth, for each named executive officer, details of all option and stock awards outstanding on December 31, 2006.

	Option awards						Stock awards

Name	Number of securities underlying unexercised options	Number of securities underlying unexercised options		Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
	(#) exercisable	(#) unexercisable		(#)	($)		(#)	($)	(#)	($)
Craig R. Koch		112,000	(1)		6.56	37,333 expire June 12, 2009
						37,333 expire June 12, 2010
						37,334 expire June 12, 2011
Mark P. Frissora		800,000	(2)		6.56	August 15, 2016
		400,000	(2)		9.56	August 15, 2016
		400,000	(2)		14.56	August 15, 2016
Paul J. Siracusa		200,000	(3)		4.56	May 5, 2016
		300,000	(4)		4.56	May 18, 2016
		200,000	(4)		9.56	May 18, 2016
		200,000	(4)		14.56	May 18, 2016
Joseph R. Nothwang		200,000	(3)		4.56	May 5, 2016
		300,000	(4)		4.56	May 18, 2016
		200,000	(4)		9.56	May 18, 2016
		200,000	(4)		14.56	May 18, 2016
Michel Taride		100,000	(3)		4.56	May 5, 2016
		300,000	(4)		4.56	May 18, 2016
		200,000	(4)		9.56	May 18, 2016
		200,000	(4)		14.56	May 18, 2016
Gerald Plescia		80,000	(3)		4.56	May 5, 2016
		300,000	(4)		4.56	May 18, 2016
		200,000	(4)		9.56	May 18, 2016
		200,000	(4)		14.56	May 18, 2016

(1)             The options will vest in three equal installments on June 12, 2007, June 12, 2008 and June 12, 2009.

(2)             The options will vest in five equal installments on July 19, 2007, July 19, 2008, July 19, 2009, July 19, 2010 and July 19, 2011.

(3)             The options will vest in five equal installments on May 5, 2007, May 5, 2008, May 5, 2009, May 5, 2010 and May 5, 2011.

(4)             The options will vest in five equal installments on May 18, 2007, May 18, 2008, May 18, 2009, May 18, 2010 and May 18, 2011.

Option Exercises and Stock Vested

The following table sets forth, for each named executive officer, details of any awarded stock options that were exercised and any stock awards that were vested in 2006.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Craig R. Koch		N/A		N/A
Mark P. Frissora		N/A		N/A
Paul J. Siracusa		N/A		N/A
Joseph R. Nothwang		N/A		N/A
Michel Taride		N/A		N/A
Gerald Plescia		N/A		N/A

Perquisites and Other Personal Benefits

We provide perquisites and other personal benefits that we and our Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. The named executive officers are provided use of company- or third party manufacturer-provided cars, financial planning assistance, free lunches, annual physicals and, in certain cases,  country club memberships. In addition, our Chairman and CEO, for security purposes, uses corporate aircraft for personal and business related air travel within the one-stop range from the base for our corporate aircraft, and is provided with the services of a driver trained in evasive driving techniques employed by us. We also provide Mr. Taride with housing under an arrangement described below. Attributed costs of these personal benefits for the named executive officers for the fiscal year ending December 31, 2006 are included in the “All other compensation” column of the Summary Compensation Table.

We own an aircraft for the purpose of encouraging and facilitating business travel by our senior executives, primarily our CEO, generally for travel in the United States and, less frequently, internationally. The pilots who fly our aircraft are our salaried employees. Under our security policy, our CEO uses our aircraft for travel within a one-stop range of the aircraft’s base of operations. We believe that this policy provides several business benefits to us. Our policy is intended to ensure the personal safety of our CEO, who maintains a significant public role as the leader of our company. In addition, our policy is intended to facilitate our CEO’s availability and to maximize his time available for company business. The methodology that we use to value personal use of our aircraft as a perquisite, as reported in the Summary Compensation Table, calculates the incremental cost to us of providing the benefits based on the actual cost of fuel, crew expenses, on-board catering and other, small variable costs. Because our aircraft is used primarily for business travel, this valuation methodology excludes fixed costs which do not change based on usage, such as pilots’ salaries, the purchase cost of the aircraft and fixed maintenance costs.

In August 2006, Hertz Europe Limited (“Hertz Europe”), an indirect wholly owned subsidiary of Hertz that employs Mr. Taride, entered into an agreement with Mr. Taride regarding the provision of living accommodations for Mr. Taride and his family. Pursuant to this agreement, Hertz Europe purchased a property in London for a purchase price of £2.3 million, made an estimated £100,000 in improvements to it and paid all fees associated with the purchase. The agreement provides that the property will be made available to Mr. Taride and his family rent-free for an initial period through June 2011, which term may be extended by agreement of Mr. Taride and the CEO of Hertz. The agreement also provides that Hertz Europe will reimburse Mr. Taride for any tax liability which arises because he has the benefit of the property through June 2011 or, if sooner, the date at which Mr. Taride purchases the property. The agreement grants to Mr. Taride an option to purchase the property at any time through

June 2011. In the event that Mr. Taride exercises the option to purchase the property, any increase in the value of the property (defined as the difference between the purchase price paid by Hertz Europe and the appraised fair market value at the time of the sale) will be allocated between Hertz Europe and Mr. Taride, with one-third of the increase falling to Mr. Taride and two-thirds to Hertz Europe. In the event that Mr. Taride’s employment is terminated by himself or by Hertz Europe, the agreement provides that he will vacate the property within one month. We believe this arrangement is appropriate in light of the circumstances of Mr. Taride’s transfer from France to the United Kingdom in 2000, the living arrangements made for him at that time and the conditions of the residential property market in London.

In accordance with an action of our Board in October 2006, we paid Mr. Frissora $75,000 (subject to gross-up in order to offset all applicable taxes) to partially compensate him for certain unanticipated costs associated with the relocation of his primary residence from Illinois to the New York metropolitan area that were not contemplated by his employment agreement. The payment is included in the “All other compensation” column of the Summary Compensation Table.

Retirement and Savings Benefits

We have adopted retirement, savings and post-retirement assigned car benefit plans. Benefits under some of those plans are broadly available to our employees, while others are restricted to executives. We feel these plans promote retention of our key executives and other participants by providing a reasonable level of retirement income reflecting their careers with us. We believe such plans are customary in the industries in which we operate.

Pension Benefits

Our retirement plan for U.S.-based employees, The Hertz Corporation Account Balance Defined Benefit Pension Plan, or the “Hertz Retirement Plan,” was established on August 30, 1985. Previously, our employees participated in the retirement plan for the employees of RCA Corporation, when we were a wholly owned subsidiary of that corporation.

The Hertz Retirement Plan is tax-qualified. Contributions were made by the employees and by us up to June 30, 1987. Effective July 1, 1987, we pay the entire cost.

Under the Hertz Retirement Plan, full and part time employees who work more than 1,000 hours in a 12 month period, and who have completed one year of continuous employment with the Corporation, including the named executives, with the exception of Mr. Taride, earn the right to receive benefits upon retirement at the normal retirement age of 65 or upon early retirement on or after age 55 and the completion of five years of vesting service. The benefit an employee receives is based on a combination of the following factors:

•       A percentage of final average compensation (using the highest five consecutive of the last ten years of eligible compensation);

•       Years of credited service up to July 1, 1987; and

•       The accrued value of a cash account after July 1, 1987, which gets credited each year at a predetermined percentage of eligible compensation.

We maintain three non-qualified, unfunded pension plans for certain of our U.S.-based executives:  the Supplemental Retirement and Savings Plan, or “SERP,” the Benefit Equalization Plan, or “BEP,” and the Supplemental Executive Retirement Plan, or “SERP II.”  Mr. Taride does not participate in these plans. These plans provide benefits in excess of the qualified plans as follows:

•       The SERP provides benefits to participants that, when combined with benefits paid to them under the Hertz Retirement Plan, would cause them to receive overall benefits generally similar to those that would have been provided to them if the pre-July 1, 1987 benefit formula for the Hertz Retirement Plan had remained in effect until their normal retirement date. Eligibility for the SERP is limited to employees who, on June 30, 1987, actively participated in the Hertz Retirement Plan and had the title of Staff or Division Vice President, or higher, at Hertz; accordingly, this plan is closed to new participants. Of the named executive officers, only Messrs. Koch and Nothwang participated or participate in the SERP. Benefits under the SERP are fully vested.

•       The BEP provides equalization benefits in lieu of benefits that cannot be provided under the Hertz Retirement Plan due to limitations on tax-qualified retirement plans imposed by the Code. Eligibility for the BEP is limited to members of a select group of management or highly compensated employees whose benefits under the Hertz Retirement Plan are limited by the Code and who do not participate in the SERP. Messrs. Siracusa and Plescia participate in the BEP, and Mr. Frissora will begin to participate in the BEP in 2007. Benefits under the BEP are fully vested after five years of vesting service or at age 65.

•       The SERP II provides benefits to participants that, when combined with benefits paid to them under the Hertz Retirement Plan, the BEP and the SERP, would cause them to receive overall benefits generally similar to those that would have been provided if the pre-July 1, 1987 benefit formula for the Hertz Retirement Plan had remained in effect until their normal retirement date but had the Hertz Retirement Plan computed their final average compensation on the basis of the highest five in the last ten years of eligible compensation, whether or not those five years were consecutive. Eligibility for the SERP II is discretionary. Messrs. Koch, Siracusa, Nothwang and Plescia participated or participate in the SERP II, and Mr. Frissora will begin to participate in the SERP II in 2007. Benefits under the SERP II are generally payable only to participants who, upon the termination of their employment, have been credited with five vesting years of service under the Hertz Retirement Plan and whose employment terminates due to death or disability or after their attainment of the age of 55 years. Those benefits are also payable to participants who have not attained the age of 55 years if their employment is terminated (other than voluntarily or for cause) within thirty days prior to, or one year after, certain changes in control of Hertz or its subsidiaries.

Mr. Taride participates in two retirement plans applicable to certain of our employees in Europe, the Hertz UK 1972 Pension Plan and the Hertz UK Supplementary Unapproved Pension Scheme, or the “Hertz UK Supplementary Plan.” These two plans are generally similar defined benefit plans that provide for, in the case of Mr. Taride, 1/30th of his final salary for each year of service in the plans subject to a maximum of two thirds of his final salary at the time of this retirement. Under these plans, Mr. Taride has a right to retire at age 60.

Pension Plan Table

The following table sets forth, for each named executive officer, in which of the foregoing plans he participated in 2006, how many years of credited service in each such plan he had at December 31, 2006, what the present value of his accumulated benefit in each such plan was at December 31, 2006, and what payments from such plan he received during the year 2006:

Name	Plan name	Number of years credited service	Present value of accumulated benefit(1)	Payments during last fiscal year
		(#)	($)	($)
Craig R. Koch	Hertz Retirement Plan	33	568,800
	SERP	33	14,041,000
	SERP II	33	639,600
Mark P. Frissora	None
Paul J. Siracusa	Hertz Retirement Plan	37	747,400
	BEP	37	326,600
	SERP II	37	5,677,500
Joseph R. Nothwang	Hertz Retirement Plan	30	516,600
	SERP	30	5,463,900
	SERP II	30	207,000
Michel Taride(2)	Hertz UK 1972 Pension Plan	6	856,586
	Hertz UK Supplementary Plan	6	1,213,273
Gerald Plescia(3)	Hertz Retirement Plan	20	149,200
	BEP	20	186,100
	SERP II	20	1,377,600

(1)             The present value calculations use the same assumptions (except for retirement and pre-retirement decrements) used for financial reporting purposes and reflect current compensation levels. The assumptions used in the calculations are as follows:

•        Discount Rate = 5.7% as of 12/31/06 and 5.5% as of 12/31/05

•        Mortality Table = RP2000 Mortality Table projected to 2006

•        Retirement Age = 60 or current age if older (earliest unreduced retirement age)

•        Pre-retirement Decrements = None assumed

•        Payment Form = Five year certain and life annuity

(2)             Amounts for Mr. Taride have been translated from pounds sterling to U.S. dollars at the 12-month average rate of 1.85735. Mr. Taride’s number of actual years of services with us is 21.

(3)             Mr. Plescia’s number of actual years of service with us is 27.

Deferred Compensation Plans

Mr. Koch is eligible, under a predecessor RCA Corporation executive deferred compensation plan, to receive supplemental retirement benefits at age 65 payable in 180 equal installments. Mr. Koch is eligible to receive approximately $4.4 million, payable in 180 equal installments, commencing November 2011. In the event Mr. Koch dies prior to the commencement of this benefit, a portion of such amount will be paid to Mr. Koch’s beneficiary in 120 monthly installments. We do not maintain non-qualified deferred compensation plans for any other named executive officer.

The table below sets forth, for each named Non-Qualified Deferred Compensation Table executive officer, the contributions to non-qualified deferred compensation plans for him made by us and him in 2006, his aggregate earnings in such plans in 2006, his aggregate withdrawals and distributions from such plans in 2006 and the aggregate balance in such plans at December 31, 2006.

Name	Executive Contributions in Last Fiscal Year	Contributions by the Corporation in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
	($)	($)	($)	($)	($)
Craig R. Koch			133,987		1,413,546
Mark P. Frissora
Paul J. Siracusa
Joseph R. Nothwang
Michel Taride
Gerald Plescia

Income Savings Plan

Our Income Savings Plan, or the “Hertz Savings Plan,” is a tax-qualified defined contribution plan that is available to certain full time and part time U.S.-based employees who have been credited with at least 1,000 hours of service during any calendar year, and who have completed one year of continuous service. The named executive officers, except for Mr. Taride, are eligible to participate in the Hertz Savings Plan.

Eligible employees may generally elect to contribute 1% to 30% of their annual eligible pre-tax compensation, subject to certain limitations imposed by the Code; as a result of those limitations, the named executive officers are limited to a 6% contribution. We will match 50% of the first 6% of the employee’s contribution. All employee contributions are immediately vested upon contribution. Matching contributions made after January 1, 2002 become fully vested after the employee completes three or more years of service. Matching contributions made prior to January 1, 2002 become fully vested after the employee completes five years of service.

Post-retirement Assigned Car Benefit

We also maintain a post-retirement assigned car benefit plan under which we provide certain executives who, at the time of retirement, meet minimum age at retirement and service requirements, with a car from our fleet and insure the car for the participant’s benefit. The assigned car benefit is available for 15 years post-retirement or until the participant reaches the age of 80, whichever is longer. As of December 31, 2006, Messrs. Koch, Siracusa and Nothwang had satisfied the minimum age and service requirements of this plan and will, upon retirement, be entitled to its benefits; Messrs. Taride and Plescia had satisfied the minimum service, but not the minimum age, requirement; and Mr. Frissora had satisfied neither the minimum service nor minimum age requirement.

Employment and Change in Control Agreements

The Corporation and its subsidiaries enter into employment agreements and change in control agreements with certain key employees, including the named executive officers, to promote stability and continuity of senior management. Information about such agreements with the named executive officers is set forth below.

Mr. Koch

Hertz had an employment agreement and a change in control agreement with Mr. Koch. Mr. Koch retired effective January 1, 2007, and those agreements terminated at that time.

Mr. Frissora

We entered into an employment agreement with Mr. Frissora in connection with his becoming our CEO, and a director of the Corporation and of Hertz, in July 2006. The agreement with Mr. Frissora provides for an annual base salary of not less than $950,000 and an annual bonus opportunity of

100% of such base salary. For 2006, the agreement provides that Mr. Frissora’s bonus will be no less than the target bonus amount. In order to compensate Mr. Frissora for certain forfeitures in connection with his termination of employment with Tenneco Inc., he will receive a cash payment of $4,000,000, payable in two equal installments, 50% on December 31, 2006 and 50% on December 31, 2007, or the “replacement award.” In addition, we agreed to reimburse Mr. Frissora for his expenses in relocating his principal residence to the New York metropolitan area. Mr. Frissora will also be entitled to receive the benefits and perquisites we provide to our senior executives.

If Mr. Frissora’s employment terminates because of his death or disability, he will be entitled to receive his base salary through the date of termination plus a pro rata bonus for the year of termination based on the achievement of performance goals for that year and any unpaid portion of the replacement award. If his employment is terminated by the Corporation without “Cause” or by Mr. Frissora for “Good Reason” (each a defined list of acts of misconduct set forth in the employment agreement), Mr. Frissora is, if he executes a release of claims against us, entitled to severance plus any unpaid portion of the replacement award. Severance in this case would be equal to two and a half times his base salary and bonus for the preceding year, continuation of health care coverage for two years, and a pro rata bonus for the year in which his termination occurs, based on actual performance. If Mr. Frissora’s employment is terminated for Cause or without Good Reason, he is only entitled to his base salary through the date of termination. Upon termination of Mr. Frissora’s employment for any reason, he will be subject to non-compete and non-solicitation provisions for two years following the termination. In the event that Mr. Frissora’s employment is terminated following a “Change in Control” (as defined in the agreement), he will be entitled to a gross-up for any excise tax, more commonly known as golden parachute tax, imposed on him by Section 4999 of the Code in connection with his severance benefits. We determined that the severance and gross-up provisions in Mr. Frissora’s contract were appropriate and consistent with market practice, and important factors as we sought to induce him to leave his prior employer.

In accordance with his employment agreement, Mr. Frissora invested $6,000,000 in our common stock at a price of $5.68 per share. We made a payment of $1,690,141 to Mr. Frissora in respect of the tax liability in connection with his share purchase. Mr. Frissora’s shares cannot be sold until the earliest of (i) the fifth anniversary of their purchase or grant, (ii) the time at which Sponsors have sold down to less than 25% of their initial combined total holdings, (iii) a termination of Mr. Frissora’s employment by us without Cause, by Mr. Frissora for Good Reason or due to his death or disability or (iv) a Change in Control. To the extent not previously lapsed (as described above), the sale restrictions will lapse on 25% of Mr. Frissora’s initial shares on the second anniversary of the commencement of his employment.

Other Named Executive Officers

Prior to the Acquisition, Hertz and Ford entered into agreements, or the “Change in Control Agreements,” with each of Messrs. Nothwang, Siracusa, Plescia and Taride which provide for certain compensation and benefits upon certain terminations of employment following a “change in control” of Hertz, as described below, and provide for certain non-compete and non-solicitation terms that the executives have agreed to for our benefit. By virtue of the initial public offering of our shares in November 2006 and the provisions of the agreements relating to that circumstance, each of the agreements now has a term that ends in November 2008 and will thereafter be automatically extended each year for additional one-year periods, unless Hertz or the executive give 180 days’ written notice that the terms will not be extended. A “change in control” means the direct or indirect acquisition by any person or group within a 24-month period of Hertz’s securities entitling such person or group to exercise 50% or more of the combined voting power of Hertz’s securities, the transfer by sale, merger or otherwise of all or substantially all of Hertz’s business or assets to any person or group within a 24-month period or the adoption of a plan of liquidation or dissolution applicable to Hertz. The

Acquisition constituted a “change in control” under these agreements. At the time we entered into these agreements, we determined that the terms were consistent with market practice and would provide the key executives with the appropriate level of protection in connection with a potential change in control.

Each Change in Control Agreement provides that the executive will be entitled to the severance benefits described below if Hertz terminates the executive’s employment in the two-year period following a change in control for any reason other than death, long-term disability or “Cause,” or if the executive terminates the executive’s employment for “Good Reason.” “Cause” under the agreements consists of (i) an act of dishonesty or knowing or willful breach of fiduciary duty intended to result in the executive’s enrichment or gain at the expense of Hertz or of any of Hertz’s affiliates, (ii) the commission of a felony involving moral turpitude or unlawful, dishonest or unethical conduct damaging to Hertz’s reputation or image or improper and unacceptable conduct, (iii) material violation of Hertz’s standards of business conduct that warrants termination, (iv) refusal to comply with the lawful directions of the executive’s superiors, (v) a deliberate, willful or intentional act that causes Hertz substantial harm, loss or injury or (vi) material failure or inability to perform duties in a satisfactory and competent manner or to achieve reasonable profit or performance goals or objectives following warning and a reasonable opportunity to cure; provided, however, that no such failure or inability may be deemed to occur if the executive performs the duties he is reasonably expected to perform to achieve such goals or objectives. “Good Reason” under the agreements consists of (i) the occurrence, without the executive’s written consent, during the two-year period after a change in control of a reduction in the executive’s annual base salary, (ii) Hertz’s failure to pay the executive any portion of the executive’s aggregate compensation, including annual bonus, long-term incentive and any portion of his compensation deferred under any plan, agreement or arrangement with Hertz within 30 days, (iii) failure by Hertz to afford the executive annual bonus and long-term cash incentive compensation target opportunities with a value that in the aggregate, is at least equal to 80% of the aggregate value of annual bonus and long-term cash incentive compensation target opportunities made available to the executive immediately prior to a change in control, (iv) certain changes in the executive’s principal work location, (v) a material diminution in the executive’s title or responsibilities, (vi) changes or terminations, in the aggregate materially adverse to the executive, in or of the terms of the health, life insurance and disability insurance benefits provided by Hertz to the executive (or, in the case of health benefits, to the executive’s dependents) from those in effect immediately prior to the change in control, (vii) an adverse change or termination, as to the executive, of the terms of, or of the executive’s participation in, any retirement plan provided by Hertz in which the executive participates or would, upon normal retirement, be entitled to participate or (viii) the failure of a successor to Hertz to assume our obligations under the agreements.

Under the terms of each Change in Control Agreement, the severance benefits Hertz would be obligated to pay or provide upon termination of the executive’s employment in the manner described are as follows:

•       a lump sum cash payment reflecting accrued but unpaid compensation equal to the sum of (i) the executive’s annual base salary earned but not paid through the date of termination, the amount of such salary attributable to vacation earned but not taken and unreimbursed expenses incurred by the executive through the date of termination, and (ii) (x) one-twelfth of the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the change in control, or (y) in the event the executive has not been eligible to earn an annual bonus from us in his position as a senior executive officer for three full calendar years preceding the change in control, one-twelfth of 100% of the target annual bonus the executive is eligible to earn in respect of the fiscal year in which the change in control occurs, or if no target annual bonus has yet been established for such fiscal year, 100% of the target annual bonus for the prior fiscal year (z) in each case multiplied by the number of full and partial months from the beginning of the calendar year during which the termination occurs;

•       a lump sum cash payment equal to a multiple, as set forth below for each executive, of the sum of (i) the executive’s annual base salary in effect immediately prior to the date of termination and (ii) (x) the average of the annual bonuses payable to the executive, including any amounts deferred at the election of the executive, with respect to the three calendar years preceding the change in control or (y) in the event the executive has not been eligible to earn an annual bonus from Hertz in his position as a senior executive officer for three full calendar years preceding the change in control, 100% of the target annual bonus the executive is eligible to earn in respect of the fiscal year in which the change in control occurs, or if no target annual bonus has yet been established for such fiscal year, 100% of the target annual bonus for the prior fiscal year;

•       receipt of future payouts in accordance with any LTIP in which the executive participated immediately prior to the date of termination, based on the performance results at the end of each performance period in respect of which there was a LTIP grant in place for the executive as of the date of termination, as if the executive had retired in a company-approved retirement;

•       (i) maintenance, without any change in terms that is adverse to the executive, of any retirement plan of, or provided by Hertz in which the executive, immediately prior to the date of termination, participated or would, upon normal retirement (as such term is defined in the applicable retirement plan), be entitled to participate, and (ii) credit of an additional number of years, as set forth below, to the executive’s years of age and “Years of Service” for all purposes under our SERP II (which is described above under “—Retirement and Savings Benefits—Pension Benefits”);

•       continuation of (i) all health benefits with respect to the executive (and, to the extent applicable, the executive’s dependents) for an additional period of years, as set forth below, following the date of termination (with health benefits thereafter being available, but at the executive’s expense, until the earlier of (x) the date the executive becomes reemployed and is (along with the executive’s applicable dependents) covered, without qualification for preexisting conditions, under another employer’s health plan and (y) the date on which the executive and the executive’s spouse become eligible for coverage under any other comprehensive health benefit plan including Medicare), and (ii) all life insurance benefits, until the expiration of a set number of years, as set forth below, from the date of termination, provided, that any coverage for life insurance benefits shall cease on the date the executive becomes reemployed and receives at least an equal amount of life insurance coverage under another employer’s benefit plan;

•       continued participation in Hertz’s post-retirement assigned car benefit plan at all times following termination without change to the terms and conditions of our post-retirement assigned car benefit plan that is adverse to the executive; and

•       within the twelve months following the termination date, outplacement assistance up to a maximum of $25,000 paid directly to an outplacement service provider.

For the purposes of the provisions above, the multiples and number of years for each of Messrs. Nothwang, Siracusa, Taride and Plescia, are two and a half times and two and a half years, respectively. In addition, under the terms of each agreement, in the event that the compensation provided for in the agreement or in any other plan or arrangement covering the named executive is subject to excise tax imposed by Section 4999 of the Code, or any interests or penalties thereon, the executive will be entitled to receive a gross-up payment in an amount such that after payment by the executive of all taxes on the gross-up payment, the executive shall retain a portion of the gross-up payment equal to the excise tax. However, to the extent compensation under the agreement does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation will be reduced below such statutory threshold. We believe that Mr. Taride would not be subject to the excise tax because he performs services for us outside the United States.

Under the non-competition terms of each Change in Control Agreement, each named executive has agreed that while employed by us and for a period of one year following termination of employment due to a resignation, other than for a Good Reason, or for Cause, the executive will not directly or indirectly work, invest in or associate with any “competing enterprise,” consisting of any entity that engages in the car or equipment rental business, subject to limited exceptions. In addition, pursuant to each agreement, for a period of two years after an executive’s termination, each executive has agreed not to solicit any of our or our affiliates’ employees. Each agreement also contains a covenant by the executive not to disclose any secret or confidential information relating to us and any of our affiliates during his employment and at all times thereafter.

In addition, Hertz Europe Limited and Mr. Taride have entered into a non-compete agreement which provides that for the twelve months after leaving employment with us, Mr. Taride will not (i) compete with us in the countries in which we operated or actively made arrangements to plan to operate during the twelve months preceding such termination of employment or (ii) solicit or entice away any key employees from us. Hertz Europe Limited would be required to give Mr. Taride twelve months notice to terminate his employment for any reason other than misconduct.

The table below sets forth, for each named executive officer, the severance benefits that would have been payable under his employment or change in control agreement if his employment had been terminated by us, other than for “Cause” (as defined in the relevant agreement) or by him for “Good Reason” (as defined in the relevant agreement), as of December 31, 2006. Because the Acquisition gave rise to a “change in control” under the Change in Control Agreements, the table below is not based on an assumption that a second “change in control” occurred on December 31, 2006.

Name	Amount Payable
Mr. Koch	—
Mr. Frissora	$8,636,900
Mr. Siracusa	$4,249,175
Mr. Nothwang	$4,662,891
Mr. Taride	$4,157,606
Mr. Plescia	$7,603,067

Policy On Recovering Bonuses In The Event of A Restatement

Section 304 of the Sarbanes-Oxley Act of 2002 provides for the forfeiture of certain bonuses and profits by our CEO and CFO in connection with certain accounting restatements. Our Board has not elected to enlarge upon that statutory scheme.

Policies On Timing of Option Grants

It is our policy not to grant options to purchase shares of our common stock, other than pursuant to legally binding, pre-existing commitments (such as our obligation to grant options to our directors at specific times in accordance with our written director compensation policy), at any time when we possess material, non-public information about ourselves. It is our policy not to grant options with effect from, or with an exercise price based on market conditions as they existed on, any date prior to the date on which the party in which granting authority is vested (typically our Compensation Committee or our CEO) takes formal action to grant them. It is our policy to document promptly any option grants that we make; we would normally regard documenting to be prompt if we were to communicate the terms of options grants to their recipients, and to obtain signed option agreements governing the grants back from them, within one month of the date formal action is taken to issue them.

Tax and Accounting Considerations

The Corporation is subject to the transition rules of Section 162(m) of the Code and U.S. Treasury regulations thereunder applicable to entities that become publicly traded during a taxable year. Therefore, the Corporation will first be subject to the limitations on deductibility of compensation in excess of $1,000,000 that is paid to certain individuals beginning in calendar year 2010. As part of its role, our Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. We believe that compensation paid under the EICP and the LTIP is performance-based and therefore fully deductible for federal income tax purposes. However, in certain situations, our Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis included in this proxy statement with members of management. Based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement.

THE COMPENSATION COMMITTEE

David H. Wasserman, Chairman
Brian A. Bernasek
Robert F. End

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of the Corporation and PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Corporation, the audited financial statements of the Corporation for the fiscal year ended December 31, 2006 (the “Audited Financial Statements”).

The Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as in effect on the date of this proxy statement.

The Committee has: (i) considered whether non-audit services provided by PricewaterhouseCoopers LLP are compatible with its independence; (ii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, as in effect on the date of this proxy statement; and (iii) discussed with PricewaterhouseCoopers LLP its independence.

Based on the reviews and discussions described above, the Committee recommended to the Board of Directors of the Corporation that the Audited Financial Statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE
Barry H. Beracha, Chair
Carl T. Berquist
Michael J. Durham
Henry C. Wolf

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Corporation’s fees for services performed by its principal accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2006 and 2005 were as follows:

	2006	2005
	(dollars in thousands)
Audit fees(1)	$8,786	$5,479
Audit-related fees(2)	579	492
Tax fees(3)	774	1,687
All other fees(4)	62	13
Total	$10,201	$7,671

(1)             Audit fees were for services rendered in connection with the audit of the financial statements included in the Annual Reports of the Corporation and Hertz on Form 10-K; reviews of the financial statements included in Hertz’s Quarterly Reports on Form 10-Q; attestation of the effectiveness of our internal controls over financial reporting; and providing comfort letters in connection with our initial public offering and funding transactions. Audit fees for 2006 included approximately $2.4 million of fees for non-recurring services related to filings in connection with the Registration Statement on Form S-1 of the Corporation, which related to the Corporation’s initial public offering, and filings in connection with the Registration Statement on Form S-4 of Hertz, which related to Hertz’s exchange offer for its outstanding high-yield securities and services in connection with a deferred tax project.

(2)             Audit-related fees were for services rendered in connection with due diligence; assurance services; and employee benefit plan audits.

(3)             Tax fees related to tax compliance; preparation of tax returns; tax planning; and tax assistance for international service employees.

(4)             All other fees primarily related to insurance advisory services.

Our Audit Committee’s charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm; however, the Audit Committee is permitted to delegate pre-approval authority to a subcommittee consisting of one or more Audit Committee members who are independent directors, and who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees were pre-approved by the Audit Committee in 2006.

CODE OF ETHICS OF HERTZ GLOBAL HOLDINGS, INC.

The Corporation has adopted written Standards of Business Conduct, or the “Code of Ethics,” applicable to its chief executive officer, chief financial officer, controller and all other officers and employees of The Hertz Corporation and its subsidiaries worldwide. The Corporation has also adopted a written code of ethics, or the “Directors’ Code of Ethics,” applicable to its Board of Directors. Copies of the Code of Ethics and the Directors’ Code of Ethics are available without charge on the About Hertz—Investor Relations—Corporate Governance portion of Hertz’s website, www.hertz.com, or to any stockholder, upon request in writing to The Hertz Corporation, 225 Brae Boulevard, Park Ridge, New Jersey 07656-0713, Attention: Corporate Secretary.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the Corporation for the year 2007.

PricewaterhouseCoopers LLP has served as the independent auditor for the Corporation for the years ended December 31, 2005 and 2006 and for its wholly owned subsidiary, The Hertz Corporation, for the years ended December 31, 2002, 2003, 2004, 2005 and 2006. We are not required to have our stockholders ratify the selection of PricewaterhouseCoopers as our independent registered public accounting firm, but we are doing so because we believe it is a matter of good corporate practice. A representative of PricewaterhouseCoopers LLP will be present at the annual meeting with the opportunity to make a statement if she so desires and to respond to appropriate questions.

The Board of Directors recommends a vote FOR ratification of the appointment of
PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Corporation in 2007.

OTHER BUSINESS

Our Board is not aware of any other matters to be presented at the annual meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

PROPOSALS FOR 2008

The Corporation will review for inclusion in next year’s proxy statement stockholder proposals received by December 14, 2007. Proposals should be sent to Harold E. Rolfe, Senior Vice President, General Counsel and Secretary of the Corporation at 225 Brae Boulevard, Park Ridge, NJ 07656.

Stockholder proposals, including nominations for directors, not included in next year’s proxy statement may be brought before the 2008 annual meeting of stockholders by a stockholder of the Corporation who is entitled to vote at the meeting, who has given a written notice to the Senior Vice President, General Counsel and Secretary of the Corporation containing certain information specified in the By-Laws and who was a stockholder of record at the time such notice was given. Such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 18, 2008 and no later than February 17, 2008, except that if the 2008 annual meeting of stockholders is held before April 17, 2008 or after July 26, 2008, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting and (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

Our by-laws require that stockholder recommendations for nominees to the Board must include the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board of Directors, if elected.

ANNUAL REPORT FOR 2006

The Corporation’s annual report to stockholders for the year 2006, which includes the Corporation’s Annual Report on Form 10-K, is being furnished concurrently with this proxy statement to persons who were stockholders of record as of April 2, 2007, the record date for the annual meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board of Directors,
Harold E. Rolfe
Senior Vice President, General Counsel and Secretary
Park Ridge, New Jersey
April 12, 2007

Admission Ticket

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors
	For	Against	Abstain			For	Against	Abstain		For	Against	Abstain
01 - Barry H. Beracha	☐	☐	☐	02 - Brian A. Bernasek		☐	☐	☐	03 - Robert F. End	☐	☐	☐

04 - George W. Tamke	☐	☐	☐

				For	Against	Abstain
2. The ratification of the selection of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2007.				☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.					Comments — Please print your comments below.					Meeting Attendance
										Mark the box to the right if you plan to attend the Annual Meeting.		☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.				Signature 1 - Please keep signature within the box					Signature 2 - Please keep signature within the box

2007 Annual Meeting Admission Ticket

2007 Annual Meeting of Hertz Global Holdings, Inc. Stockholders

Thursday, May 17th, 2007, 10:30 a.m. EDT

The Park Ridge Marriott

300 Brae Boulevard

Park Ridge, New Jersey 07656

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

Directions:

The PARK RIDGE MARRIOTT: is accessible via the Garden State Parkway (North) to Exit 172. From exit ramp turn right onto Grand Avenue to first traffic light, make a right onto Mercedes Drive. Follow to end and turn right.  Follow to traffic light, turn left onto Brae Boulevard.  The Park Ridge Marriott is approximately 1/8 mile on your left at 300 Brae Boulevard.

FROM NEW JERSEY & SOUTH: Take Garden State Parkway North to Exit 172, then follow above directions.

FROM NEWARK AIRPORT: Take the New Jersey Turnpike North to Route 80 West.  Follow Route 80 West to Exit 62 for Saddle Brook/Garden State Parkway.  Take the Garden State Parkway (North) to Exit 172 then follow above directions.

FROM NEW YORK CITY: Take the George Washington Bridge West towards New Jersey to Route 80 West.  Follow Route 80 West to Exit 62 for Saddle Brook/Garden State Parkway.  Take the Garden State Parkway (North) to Exit 172 then follow above directions

FROM UPSTATE NEW YORK: New York State Thruway to Exit 14A onto the Garden State Parkway extension.  Take the first exit “Schoolhouse Road-Pearl River.” From ramp, make left onto Schoolhouse Road.  Follow through first light (Summit Avenue), road becomes Spring Valley Road, follow through second light (Grand Avenue) to fourth right, Brae Boulevard.  Make right onto Brae Boulevard.  The Park Ridge Marriott is approximately ½ mile on the right hand side.

FROM LA GUARDIA AIRPORT: Take the Grand Central Parkway to the Tri-Borough Bridge to the Major Deegan Expressway to I-95 West to the George Washington Bridge.  Follow directions above from New York City.

FROM KENNEDY AIRPORT: Take the Van Wyck Expressway to the Grand Central Parkway.  Follow directions from La Guardia Airport.

FROM NEW ENGLAND & WESTCHESTER: Via the Connecticut Turnpike/New England Thruway (I-95), to the Cross Westchester Expressway (I-287) to the Tappan-Zee Bridge West, proceed across the Bridge to the New York State Thruway North, to Exit 14A.  Follow directions from Upstate New York.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Hertz Global Holdings, Inc.

Notice of 2007 Annual Meeting of Stockholders

Hertz Global Holdings, Inc.
225 Brae Boulevard
Park Ridge, NJ 07656

Proxy Solicited by Board of Directors for Annual Meeting — May 17, 2007

Mark P. Frissora, Paul J. Siracusa and Harold E. Rolfe, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Hertz Global Holdings, Inc. to be held on May 17, 2007 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the direction of the stockholder set forth below.  If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Barry H. Beracha, Brian A. Bernasek, Robert F. End, and George W. Tamke as directors, and FOR Proposal 2, ratifying PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for the year 2007.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)